UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN EAGLE OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

AEO INC. PROXY REPORT 2021 Our purpose is to show the world that there’s REAL power in the optimism of youth.

AMERICAN EAGLE We’re an American jeans and apparel brand that’s true in everything we do. Rooted in authenticity, powered by positivity, and inspired by our community — we welcome all and believe that putting on a really great pair of #AEjeans gives you the freedom to be true to you. Because when you’re at your best, you put good vibes out there, and get good things back in return. AE. True to you. aerie The Aerie mission is to empower all women to love their real selves. We make products that feel REAL good. We celebrate body positivity — all bodies should be happy and free of retouching. We stand for inclusivity and real representation. Every woman should see herself in Aerie. We are a community that celebrates one another. Because we show up stronger, together. Let the real you shine.TM

April 21, 2021

Dear Fellow Stockholders,

The past 12 months tested us like no other period in our Company’s history, yet, thanks to the resilience and innovation of our teams, we emerged from 2020 stronger than ever. Our purpose-driven culture, our values, and our real optimism guided us through the difficult macroeconomic period caused by the COVID-19 pandemic and allowed us to end the year with exceptional results, significant stockholder returns, and a strong cash position. I have never been as optimistic about our future as I am today.

Last March, in light of a looming global health pandemic, we immediately set three goals for our Company: protect our people, preserve our financial strength, and prepare for a new future.

Protecting Our People: Recognizing that we were facing unprecedented challenges to the health and safety of our associates, customers and communities, we took immediate steps to ensure that we had the very best health and safety measures in place across our stores and facilities. We secured masks, gloves, sanitizers, state-of-the art cleaning and air filtration systems and thermometers for our corporate offices, distribution centers and stores. We hired a medical consultant and placed nurses in our offices and distribution centers. We offered mental health programs and support to all of our teams. We also redesigned the store experience, removing fixtures, installing safety glass at the cash wrap, creating touchless experiences and self-checkout, and simplifying returns, as well as offering curbside pickup, to create the best and safest customer experience. We spared no expense to ensure that our people—our most valuable asset—were both physically and mentally secure.

Preserving Financial Strength: In light of the macroeconomic changes brought by 2020, we reviewed all of our processes and expenses with an eye to improving our bottom line while navigating store closures, myriad capacity restrictions, and increasing supply chain complexity and rising costs caused by growing digital demands. We narrowed and focused our investments in inventory, wisely managed our promotional cadence, and invested in our supply-chain capabilities. We ended the year in excellent financial health, well positioned for the future.

Preparing for a New Future: Our third major priority in 2020 was to prepare for a new future of retail. We saw that 2020 would accelerate trends that were already a focus for AEO, such as a growing demand for digital commerce, improved store technology and supply-chain innovations. We also recognized the importance of our corporate purpose and on having a positive impact on all of our stakeholders as well as our society. We executed all of our initiatives in 2020 with an eye to the future, and I believe that our willingness to embrace change and remain agile drove our success throughout the year.

A few of our specific milestones from 2020 include the following:

•

Aerie reached its first billion dollars in revenue, fueled by 24% growth in 2020. The fourth quarter marked 25 consecutive quarters of double-digit growth for the Aerie brand. With its unique and wildly popular brand position of positivity and acceptance, Aerie has emerged as one of the most exciting brands in retail today, with meaningful runway for future growth. Entering new markets, building on core intimates and growing the customer base remained our focuses. We introduced an active wear sub-brand, OFFL/NE by Aerie, which expanded our presence in an exciting new growth category. We believe we can double Aerie to $2 billion by 2023, and that is just the beginning of a several-billion-dollar future opportunity.

2021 Proxy Statement	|	1

•

Our online business grew 36% to $1.7 billion in profitable revenue. Our brands have a meaningful digital presence, which has been expanding at a double-digit pace for several years. In 2020, when stores closed, online demand quickly accelerated and represented 45% of our total revenue for the year. Our teams and platform seamlessly managed significantly higher traffic and transactions. The investments we made over the past several years in technology and our omni platform delivered results.

•

Margins and profitability sequentially improved throughout 2020 and the fourth-quarter adjusted operating profit (1) rose 38% from 2019 to $106 million. This is a remarkable achievement in the face of pandemic-related traffic pressures in stores – and it demonstrated the strength of our brands and product — and exceptional execution by our teams. We saw rising profitability across brands, which is a testament to our return on investment (“ROI”) mindset and strategic execution. We expect to achieve 10% operating margins by 2023. As demonstrated in the most recent quarter, we are on a solid path toward this goal.

•

Cash flow was strong, and we ended Fiscal 2020 with $850 million in cash and approximately $1.2 billion in total liquidity. In March, we reinstated the quarterly cash dividend and unsuspended share repurchases. I am very proud of our long history of returning cash to stockholders.

•	We generated strong Total Stockholder Returns (“TSR”). As of this writing, our TSR has meaningfully outpaced the peer group median for the past one-, three- and five-year periods.

•	We made significant progress on our environmental, social, and governance initiatives in 2020:

o

In support of our comprehensive sustainability goals, which includes a plan to be carbon-neutral in our operations by 2023, we are using more sustainable raw materials and reducing water and energy usage. Our factories are saving more than one billion gallons of water each year. We also recently launched our environmentally positive Real Good product lines in American Eagle and Aerie to a very favorable customer response.

o

In 2020, we appointed a Chief Inclusion and Diversity Officer to formalize our focus on equity and diversity through hiring, career development and a strong and inclusive corporate culture. In keeping with this work, last year we introduced the Real Change Scholarship for Social Justice, a $5 million commitment to advance educational opportunities for associates who are actively driving anti-racism and social justice initiatives. We look forward to awarding our first round of scholarships this spring.

o

Through AEO and the AEO Foundation, we support numerous causes that further enable our corporate purpose, giving back to our local communities. In 2020, we donated more than one million face masks to first responders and health-care providers. We also contributed more than $1 million for COVID-19 relief efforts. Together with our customers, we donated more than $5.4 million in support of causes that empower teens and young adults and combat hatred and violence.

o

I was thrilled to welcome Steven Davis to our board of directors last year, expanding the board to nine and building on our knowledge, expertise and diversity. Our board is highly engaged, providing regular counsel on strategic initiatives and priorities.

Our success this past year would not have been possible if not for the power of our people, the power of our brands, and the power of our operations. Building on these capabilities, we have developed a long-term value-creation plan aimed at fueling our brands for significant growth and profitability. I want to thank all of our amazing associates, customers and stakeholders for their optimism, innovation and support in 2020; together we will accomplish great things no matter what adversity confronts us.

Thank you for your support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2	|

Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Savings Time on Thursday, June 3, 2021

Virtual Meeting Location:

Due to continued concerns relating to the coronavirus pandemic (COVID-19), and to support the health and well-being of our stockholders, American Eagle Outfitters, Inc. will have a virtual-only meeting of stockholders in 2021 (the “2021 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2021 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

American Eagle Outfitters, Inc. will hold our 2021 Annual Meeting on Thursday, June 3, 2021. Stockholders will be asked to vote on the following proposals:

1.  The election of Janice E. Page, David M. Sable, and Noel J. Spiegel as Class II directors to serve until the 2024 Annual Meeting of Stockholders;

2.  The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2021;

3.  A non-binding, advisory vote by stockholders of the Fiscal 2020 compensation of our named executive officers; and

4.  Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is soliciting proxies to be used at the 2021 Annual Meeting. Stockholders are being notified of the Proxy Statement and the form of proxy beginning on April 21, 2021.

On April 21, 2021, we will first release a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended January 30, 2021 (the “Annual Report”) and how to vote online.

To participate in the 2021 Annual Meeting, you must first register at http://viewproxy.com/ae/2021/htype.asp. You will receive a meeting invitation by e-mail with your unique join link, along with a password, prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Whether you plan to virtually attend the 2021 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online and examine our stockholder list during the 2021 Annual Meeting by following the instructions provided on the meeting website during the 2021 Annual Meeting. For more information, please see page 87.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 21, 2021

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 7, 2021.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON JUNE 3, 2021:

The Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at
http://viewproxy.com/ae/2021/.

2021 Proxy Statement	|	3

4	|

2021 Proxy Statement	|	5

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 86 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 3, 2021, at 11:00 a.m., Eastern Daylight Savings time, and at any adjournment or postponement thereof. It is first being mailed or released to the stockholders on April 21, 2021. (“We,” “our,” “AEO,” “us,” and the “Company” refer to American Eagle Outfitters, Inc.) References throughout this Proxy Statement to “Fiscal 2020” refer to our fiscal year ended January 30, 2021.

We will hold a virtual Annual Meeting of Stockholders. In order to attend the meeting, you must register at http://viewproxy. com/ae/2021/htype.asp by 11:59 PM ET on May 31, 2021. On the day of the 2021 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via e-mail in your registration confirmations. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 87 for important information.

2021 Annual Meeting of Stockholders

June 3, 2021 11:00 a.m., Eastern Daylight Savings Time	Virtual Meeting Only Register at http://viewproxy.com/ae/2021/ htype.asp by 11:59 PM ET on May 31, 2021 in order to attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information	Votes Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 1 — Election of Class II Directors	FOR	See page 19	Majority of the votes cast	None	None
The three Class II Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management

PROPOSAL 2 — Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2021	FOR	See page 45	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote	None	Not applicable, as brokers have discretion to vote on Proposal 2
The Board’s Audit Committee has approved the appointment of EY as the Company’s independent auditor for Fiscal 2021. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of EY

PROPOSAL 3 —Advisory Approval of Named Executive Officer Compensation for Fiscal 2020	FOR	See page 47	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote	None	None
The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals

6	|

PROXY STATEMENT SUMMARY

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward look. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Business Highlights Fiscal 2020: Overview

Our business in Fiscal 2020 was significantly impacted by the disruptions caused by the COVID-19 pandemic, including the mandated closure of our stores in March 2020, and continued capacity restrictions and pressure on mall traffic throughout Fiscal 2020. In response to the macroeconomic challenges, we defined a clear set of Fiscal 2020 priorities that we termed our “Pandemic Pillars,” which included the following: (1) Protect Our People; (2) Preserve Cash; and (3) Prepare for a New Future of Retail.

We executed on our strategies and delivered results. AEO’s online business accelerated throughout the year, rising 36% to $1.7 billion, and represented 45% of our total revenue, with revenue up across brands, fueled by strong customer demand. We are extremely proud of the growth at Aerie, which reached a record $1 billion milestone and continued to generate double-digit growth, with revenue up 24% year-over-year – a truly extraordinary accomplishment in light of the pandemic. We successfully operated our stores with leading health and safety measures, and our business strengthened each quarter throughout Fiscal 2020. In the fourth quarter, we achieved a meaningful recovery, posting $106 million in adjusted operating income,(1) a 38% increase from Fiscal 2019, with margins increasing across brands. We ended the year in strong financial condition with $850 million in cash and approximately $1.2 billion in total liquidity.

Key Operating Highlights:

•

TSR That Significantly Outperformed Peers. Based on our competitive strengths and exciting growth opportunities for our brands, Aerie and American Eagle, we were pleased to see AEO’s TSR exceed those of our retail peers. Our Fiscal 2020 TSR was approximately 59%, significantly above our peer group median of 15%. Our three-year TSR of 36% and five-year TSR of 70% were each significantly above the peer group medians, which were negative 8% and 0%, respectively.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2021 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

•

Digital Sales Accelerated. During Fiscal 2020, online revenues grew by $450 million, or 36% year-over-year, to $1.7 billion, and represented 45% of our total revenue. Driven by strong customer demand, we saw digital growth across all of our brands, with Aerie rising 85% and American Eagle up 17% for Fiscal 2020 compared to Fiscal 2019. Our digital channel generated strong profit margins and posted positive sales metrics, including traffic and transaction value.

•

Continued Aerie Momentum. During Fiscal 2020, Aerie’s revenue rose 24% year-over-year, to $1 billion. Demand for the brand has been very consistent over the past several years, with the fourth quarter of Fiscal 2020 marking the 25th consecutive quarter of double-digit growth. New customer growth was strong, and sales rose across channels and all major categories.

•

Sequential Margins and Profitability Strength. During Fiscal 2020, margins and profitability strengthened sequentially, with fourth quarter 2020 adjusted operating profit(1) of $106 million up 38% from the fourth quarter of Fiscal 2019, and the second half of Fiscal 2020 posting adjusted operating profit(1) of $209 million. After the abrupt closure of our stores in March 2020, our team took quick, decisive action to reduce inventory, cut spending and find efficiencies. The stores team also redesigned the store experience to reopen locations when it was safe to do so and with leading safety protocols in place. Through feedback from our customers and associates, as well as national recognition in various publications, we are confident that these efforts were appreciated. Although store traffic remained under pressure, demand strengthened throughout the year, driving sequential quarterly sales and profit improvement.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

8	|

PROXY STATEMENT SUMMARY

•

Strong Balance Sheet and Commitment to Cash Returns. We ended Fiscal 2020 with $850 million in cash and approximately $1.2 billion in total liquidity. Excluding net proceeds from our April 2020 convertible note issuance, we ended Fiscal 2020 with $444 million in cash, up 7% from Fiscal 2019. Early in the year, we took actions to preserve our financial strength, which allowed us to generate free cash flow in the second half of Fiscal 2020 in line with last year despite the reduction in revenue related to COVID-19. The recovery in cash flow enabled us to pay our previously deferred first quarter 2020 cash dividend in December 2020, and on March 3, 2021 we announced the reinstatement of our regularly quarterly cash dividend and unsuspended our share-repurchase program.

•

Outstanding Stock Price Performance. As of April 2021, AEO’s stock price performance was up over 300% from a year ago, fueled by a significant and consistent recovery in our business after the abrupt COVID-19 related store closures in the first quarter of 2020. Through the team’s swift actions and strong management, we saw sequential improvement in our sales, margins and profit in each quarter of 2020. Aerie grew revenue 24% for the year, digital increased 36% and we ended 2020 with strong liquidity and cash flow. In January 2021, we also unveiled our Real Power. Real Growth value-creation plan and long-term financial targets, providing investors with greater transparency into our future growth plans.

AEO Stock Price Performance

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2021 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

Our Look Forward

Unveiled Real Power. Real Growth Strategy Plan. The unforeseen events of 2020 accelerated the pace of global change and innovation. In response to the challenges posed by the COVID-19 pandemic and the continued success of Aerie and acceleration in our digital channel, we refocused our priorities and in January 2021 unveiled our “Real Power. Real Growth” strategy plan aimed at fueling AEO for further growth and profitability. The Real Power. Real Growth long-term plan leverages the power of our people, brands and operations and the momentum we have generated in 2021. The pillars of Real Power. Real Growth include the following goals:

•	Double Aerie to $2 billion in revenue;

•	Reignite American Eagle for profit growth;

•	Leverage customer-focused capabilities;

•	Strengthen ROI discipline; and

•	Embrace the power of our people, culture and purpose.

Corporate Governance Highlights

We are committed to operating with effective corporate governance and the highest ethical standards, which we believe promote the long-term interests of our Company and maximize stockholder value, while strengthening Board and management accountability. We continuously review governance practices and consider adoption of best practice principles. Key areas of our governance framework are set out in detail below. This framework is described in more detail in our Corporate Governance Guidelines and Code of Ethics, which can be found in the environmental, social, and governance (“ESG”) section of investors.ae.com.

•

Highly Talented, Skilled Board of Directors. Our Board embodies a broad and diverse set of experiences, qualifications, attributes, and skills that are vital to the success of our Company. Our directors’ skills, qualifications, and viewpoints strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 30 for a summary of the range of skills and experiences that each director brings to the Board, and that we find to be relevant to our business. Our Board believes in the importance of diversity of thought, experiences, and backgrounds. Four of our nine directors, representing over 44% of our Board, are diverse in terms of gender and/or ethnicity. We also promote diversity within Board leadership, as evidenced by Ms. Page’s service as Chair of the Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”).

•	All Directors Are Independent, Except Our CEO. The Board is composed of nine directors, with only one non-independent director, our CEO.

•	Independent Committees. All of the committees of the Board (the “Committees” and each a “Committee”) are composed of independent directors.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure that there is sufficient time for Board discussion and deliberation.

•

Highly Engaged Board of Directors Guides the Strategic Direction of our Company. Our Board actively overseas long-term strategic planning and capital allocation decisions, including the Company’s Real Power. Real Growth value-creation plan and long-term financial outlook.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve.

10	|

PROXY STATEMENT SUMMARY

•

Focused and Thoughtful Board Refreshment. Our Board routinely engages in succession planning and adds new directors on an opportunistic basis when it identifies candidates whom it believes have experience, skill sets and other characteristics that will enhance Board effectiveness.

•

Robust Director Evaluation Process. We conduct annual self-assessments of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•	Annual Review of Committee Charters and Corporate Governance Guidelines. We continuously review governance practices and consider adoption of best practice principles.

•

Human Capital Management Oversight by Board and Committees. Our Board plays an important role in the oversight of talent and culture at AEO and devotes time each quarter to receiving updates from management on culture, including both internal and external benchmarking of employee engagement, turnover, retention, and recruiting metrics as well as progress on inclusion and diversity, talent development, leadership, and succession planning initiatives.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to our stock.

•

Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2020, the Company continued to have extensive stockholder engagement. On a regular basis, we invite stockholders to visit with senior management. Throughout the year, our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences, during which we met with current and prospective stockholders. We expect to continue such discussions prior to the 2021 Annual Meeting and, as a matter of policy and practice, foster, and encourage engagement with our stockholders on an ongoing basis.

2021 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

Snapshot of Director Experience and Diversity

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Sujatha Chandrasekaran	53	2018	Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC
Steven A. Davis	62	2020	Former Chairman and Chief Executive Officer of Bob Evans Farms, Inc.	Yes	• AC
Deborah A. Henretta	59	2019	Retired Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC
Thomas R. Ketteler	78	2011	Retired Chief Operating Officer of Schottenstein Stores Corp. (“SSC”)	Yes	• AC • CC • NC
Cary D. McMillan	63	2007	Chairman Emeritus of True Partners Consulting, LLC	Yes	• AC • CC† • NC
Janice E. Page	72	2004	Retired Group Vice President of Sears Roebuck & Company	Yes	• AC • NC† • CC
David M. Sable	67	2013	Former Global Chief Executive Officer of Y&R	Yes	• AC • CC • NC
Jay L. Schottenstein	66	1992	Chief Executive Officer	No	—
Noel J. Spiegel*	73	2011	Retired Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC

AC Audit Committee

CC Compensation Committee

NC Nominating, Governance and Corporate Social Responsibility Committee

† Committee Chair

* Lead Independent Director

Diversity of Directors	Tenure of Independent Directors	Age Distribution of Independent Directors

12	|

PROXY STATEMENT SUMMARY

Corporate Citizenship: ESG Highlights from Fiscal 2020

AEO is committed to good corporate citizenship, and we aim to forge a path that promotes both principles and profit. An integral component of our Company culture is driving positive change without compromising who we are: a REAL brand that our customers and associates can understand and are proud to support. Our purpose is to show the world there is REAL power in the optimism of youth. During Fiscal 2020, we focused on the following ESG issues, which we believe are most relevant to our Company.

The following provides a brief summary of our Corporate Citizenship practices, initiatives, and accomplishments for Fiscal 2020; for additional detail regarding Human Capital Management, Charitable Giving, and Sustainability, please see page 37. For more information regarding our ESG initiatives, including corporate governance, corporate giving, sustainability efforts, and social responsibility initiatives, please visit investors.ae.com/esg/. Our website and ESG information contained therein are not part of or incorporated into this proxy statement.

Human Capital Management

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product, and every interaction - they represent the foundation of our REAL culture. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many.

Inclusion & Diversity (I&D)

We believe that a truly diverse workplace is a result of an inclusive culture (all information is as of January 30, 2021):

•  In the U.S. alone, approximately 40% of our associates self-identified as a Person of Color (“POC”);

•  Our U.S. associate population is approximately 59% White, 23% Hispanic, 9% Black, 4% Asian, 4% two or more races or other, and 1% not reported; and

•  Globally, 78% of our associates self-identified as women.

During Fiscal 2020, we believe that we made significant strides in I&D efforts, including:

•  Inclusive leadership and functional I&D trainings and the incorporation of training and educational content into our Learning Management System;

•  Announcement of the Real Change Scholarship for Social Justice, a $5 million commitment created to advance educational opportunities for full- and part-time AEO associates, who are actively driving anti-racism, equality, and social justice initiatives;

2021 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

•  Appointment of the Company’s first Chief Inclusion & Diversity Officer;

•  Expanding on the ethnic diversity of our Board;

•  Implementation of a hiring policy designed to increase candidate and new-hire diversity;

•  Outreach to Historically Black Colleges and Universities (“HBCUs”) and Minority Student Groups through retail education and co-mentoring programs as well as the establishment with peers of a dedicated program to educate diverse students about career opportunities within the retail industry, the Retail Education Program (“REP”); and,

•  Inclusion of I&D progress as one of our Fiscal 2020 annual incentive plan metrics to drive accountability for our commitments.

For more information regarding our I&D initiatives, see page 37.

Total Rewards

Our compensation and benefits programs serve to reinforce the Company’s values and culture and they work in tandem to deliver a competitive, equitable, and relevant overall package that supports, attracts, and retains our talented teams. Our compensation programs are composed of these key elements:

•  Competitive base-pay rates, which are aligned to specific roles and skills, local market rates, and relevant experience;

•  Incentive bonuses for full-time associates that are structured to deliver financial rewards for the delivery of monthly, quarterly, or annual results;

•  Annual stock awards for over 300 leaders throughout areas of the business, including the senior management team, that provide a commonality of interest between our leaders and stockholders; and

•  Extensive benefits that range from a variety of medical, dental, and vision plan offerings to a gym/online fitness discount program and pet insurance.

For more information regarding our compensation and benefits programs, see page 38.

Health and Safety

The health and safety of our workforce and customers is deeply rooted in our culture and business. Our response to the COVID-19 pandemic was immediate and deliberate. We put our people first and we implemented best-in-class health and safety measures to care for our associates, customers and partners. In addition to implementing industry-leading safety protocols across our operations, we hired an AEO medical consultant and on-site nurses. During Fiscal 2020, we also created the COVID-19 Associate Relief Fund to provide grants to eligible AEO associates who were adversely impacted by COVID-19.

For more information regarding our commitment to the health and safety of our workforce and customers, see page 39.

14	|

PROXY STATEMENT SUMMARY

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower teens and young adults by rolling up our sleeves to make a REAL difference in our communities. In 1999, we established the American Eagle Outfitters Foundation (“AEO Foundation”) to maximize the impact of our efforts and to formalize our commitment to giving back. In Fiscal 2020, AEO, the AEO Foundation, and our customers donated more than $5.4 million to causes that are important to our associates and customers.

American Eagle and Aerie Charity Partners

American Eagle and Aerie empowered their customers to support causes they care about, including equality, the fight against hunger, voter registration, mental health, body positivity and environmental issues.

COVID-19 Assistance

The COVID-19 pandemic impacted every person in our AEO family and in our communities. Together, with the AEO Foundation, American Eagle and Aerie, AEO has contributed more than $1 million to COVID-19 relief efforts and has donated more than one million facemasks. In addition, 2,200 American Eagle and Aerie gift cards were distributed to boost morale of medical personnel. The AEO Foundation COVID-19 Assistance fund supported more than 125 associates in need during the pandemic.

For more information regarding our charitable giving partnerships and practices, see page 39.

Sustainability

We aspire to do the right thing, continually innovate and care about the global community. These goals are foundational to AEO’s culture. In Fiscal 2019, AEO introduced a comprehensive plan to be carbon neutral in our own operations by 2030 with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials. In December 2020 our Board adopted a climate policy, which addresses our goals of achieving carbon neutrality in AEO owned and operated facilities (offices, stores, and distribution centers) and employee business travel by 2030, and reducing carbon emissions 40% by 2030.

Our key sustainability initiatives include the following:

•	Reduce water used in jean production and increase water recycling;

•	Improve the sustainability of materials (cotton, polyester, and cellulosics) used in our clothing and other products;

•	Reduce carbon emissions in our manufacturing facilities 40% by 2030; and

•	Continue recycling initiatives that include apparel waste diversion from landfills and reduction in plastic usage.

During Fiscal 2020, we believe that we made significant strides in our commitment to sustainability, including:

•	Adopted a Climate Policy in December 2020 that can be found at www.aeo-inc.com/sustainability/.

•	Joined RE100, a global initiative run by The Climate Group in partnership with CDP that brings together industry-leading businesses committed to the use of renewable power.

•	Signed the UN Fashion Industry Charter for Climate Action to drive the fashion industry to net-zero emissions no later than 2050.

•

Developed Science Based Targets (greenhouse gas reduction goals aligned with climate science) and submitted these targets to the Science Based Targets initiative (“SBTi”), an NGO consortium that validates company commitments.

•	Launched REAL GOOD, an offering of the most sustainable items in our collection.

2021 Proxy Statement	|	15

PROXY STATEMENT SUMMARY

ESG Oversight

The full Board ensures the ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees of the Board has responsibility for the oversight of our ongoing ESG-related activities as outlined on page 42, and provides regular reports to the full Board.

Compensation Highlights from Fiscal 2020

The year 2020 presented unprecedented challenges across the globe related to the impact of COVID-19. In mid-March, we had to quickly determine the most critical areas of focus and develop a responsive and flexible plan to ensure the safety of our associates while also preserving the continuity of the business. The Company quickly established three key pillars, which served as our guiding principles throughout the balance of the year: Protect our People & Business, Preserve Cash, and Prepare for a New Future.

These objectives provided a common set of priorities for the team, serving as a filter for decisions as we navigated uncertainty and new challenges on a daily basis. We chose to incorporate our pillars into our executive compensation program for Fiscal 2020 as a way to evaluate, motivate, and focus the leadership team to stabilize the business and ultimately regain lost profits from the effects of COVID-19, which disproportionately impacted our results during the first half of the year. The priorities continued to appropriately align the interests of our leaders with those of our stockholders and contributed to our strong second-half Fiscal 2020 performance. Specific executive compensation highlights include:

•

Pay for Performance Focus. A full 86% of our CEO’s compensation is subject to the achievement of performance goals and changes in stockholder value and “total at-risk,” as demonstrated in the chart below.

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	PSUs are defined as performance-based restricted stock units

16	|

PROXY STATEMENT SUMMARY

•

Alignment of CEO Pay Relative to Peers. Our three-year TSR was significantly above the peer group median. When examining our CEO’s total direct compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 70th percentile, while AEO’s relative TSR performance over the same period was in the 81st percentile.

AEO vs. PEER Group Pay Alignment

3-Year CEO Total Direct Compensation & TSR*

*	Compensation is measured using 2018-2020 AEO SCT compensation and publicly-available peer SCT compensation for 2017-2019.

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executives’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Executive Compensation Clawback Policy. We maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to (a) acts in competition with the Company, (b) disclosure of confidential or proprietary information, (c) failure to cooperate with the Company in regard to a legal suit, or (d) restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change in Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change in control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change in control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board and Management to ensure a commonality of interest with stockholders.

•	Anti-hedging and anti-pledging policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

•	Limited perquisites. We do not provide significant perquisites.

2021 Proxy Statement	|	17

PROXY STATEMENT SUMMARY

Historical Say on Pay Votes

We are proud of our consistently high Say on Pay vote outcomes of over 96% since Fiscal 2016. Our Compensation Committee believes that the results of last year’s Say on Pay vote affirmed our stockholders’ support of our Company’s executive compensation program. This informed our decision to maintain a relatively consistent overall approach in setting ongoing executive compensation for Fiscal 2020 while recognizing the unique challenges the year presented relative to the impacts of COVID-19.

18	|

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes, with each class consisting of an equal number of directors. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board has fixed the size of the board at nine directors and nominated three candidates, each of whom is currently a director of the Company, to be elected as Class II directors at the 2021 Annual Meeting. If re-elected, the Class II directors will serve for three-year terms ending at the 2024 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class III directors are scheduled to expire at the annual meetings to be held in 2023 and 2022, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2021. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

The Board of Directors recommends that the stockholders vote “FOR”

the following Class II director nominees:

Janice E. Page
Age: 72 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Scholarship of the University of South Florida and Champions For Learning Center for Innovation.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation (2000-2014), Hampshire Group, Limited (2009-2011) and Kellwood Company (2000-2008). Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers (2001-2004).

2021 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable
Age: 67 Director since: June 2013 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Mr. Sable is Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman of VMLY&R. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer, from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

A frequent keynote speaker and author, Mr. Sable is a designated LinkedIn Influencer, where he ranks among the most widely-read business leaders in the world.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of both UNICEF/USA and the International Special Olympics, as well as on the Executive Board of UNCF and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

20	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel

Age: 73

Director since:

June 2011

Independent (Lead
Independent Director)

Committees:

•  Audit (Chair)

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Radian Group Inc. (NYSE:RDN)

•  vTv Therapeutics Inc. (Nasdaq: VTVT)

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Spiegel was named one of the National Association of Corporate Directors (“NACD”) Top 100 for 2020. The annual listing honors the most influential individuals in corporate governance who exemplify knowledge, leadership, and excellence.

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 503(C) donor advised fund.

PREVIOUS DIRECTORSHIPS Mr. Spiegel previously served as a director at Vringo, Inc. (2013-2016).

2021 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class III Directors have terms that expire

as of the 2022 Annual Meeting:

Deborah A. Henretta

Age: 59

Director since:

February 2019

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Corning, Inc.(NYSE:GLW)

•  Meritage Homes Corporation (NYSE:MTH)

•  NiSource, Inc. (NYSE:NI)

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta currently is a partner at Council Advisors and a Senior Advisor to World 50 including the G100 CEO Network. She previously was partner at G100 companies, a position she has held since 2015, where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cyber security, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Syracuse University and a B.A. in communications and a Hobart degree in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. She also brings significant knowledge of digital transformation and cyber security to the Board. Ms. Henretta’s experience as Chairperson of the Environmental, Social and Sustainability Committee at Meritage Homes Corporation also provides a deep understanding of ESG risks and opportunities.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of both St. Bonaventure University and Xavier University.

PREVIOUS DIRECTORSHIPS Ms. Henretta previously served as a director of Staples, Inc. (2016-2017).

22	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Thomas R. Ketteler
Age: 78 Director since: February 2011 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Prior to his retirement in 2005 from SSC, a private company, Mr. Ketteler served as Chief Operating Officer of SSC (from 1995), as Executive Vice President of Finance and Treasurer (from 1981), and as a Director (from 1985). Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler served as a consultant to the Board from 2003 until June 2010. He holds a B.A. in Accounting from Thomas More College and is a Certified Public Accountant (“CPA”).

SKILLS AND QUALIFICATIONS

Mr. Ketteler provides expertise, including through his background as a CPA and experience holding several executive-level positions, in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS
Mr. Ketteler volunteers with several nonprofit organizations in Southwest Florida. These organizations provide assistance to families in need and to the Hispanic community. He also serves on the finance committee for his local community association.

PREVIOUS DIRECTORSHIPS
Mr. Ketteler previously served on the Board of Encompass Group, Inc. (2007-2011).

2021 Proxy Statement	|	23

PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan
Age: 63 Director since: June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating Current Public Company Directorships: • Hyatt Corporation (NYSE:H)

BACKGROUND

Mr. McMillan is Chairman Emeritus and served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with a diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of non-profit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (2003-2015), Hewitt Associates, Inc. (2002-2010) and Sara Lee Corporation (2000-2004).

24	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have terms that expire

as of the 2023 Annual Meeting:

Jay L. Schottenstein
Age: 66 Director since: March 1992 Executive Committees: • None Current Public Company Directorships: • Albertsons Companies Inc. (NYSE: ACI) • Designer Brands Inc.(NYSE: DBI)

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of SSC since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE:DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has also served as a member of the Board of Directors for Albertsons Companies Inc. since 2006. He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $4+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes dear to their hearts, from arts and culture to cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. Mr. Schottenstein continues to dedicate his time to helping his home city of Columbus prosper and grow. He is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

2021 Proxy Statement	|	25

PROPOSAL ONE: ELECTION OF DIRECTORS

Sujatha Chandrasekaran
Age: 53 Director since: March 2018 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Ms. Chandrasekaran has over 25 years of business operations, technology and digital experience in retail and consumer goods in a global context, across customer engagement, marketing, store operations, supply chain and cyber security. As Senior Executive Vice President and Chief Digital and Information Officer, she leads tech and digital transformation at CommonSpirit Health, one of the largest healthcare systems in the United States. She previously held the role of head of digital and information technologies at Kimberly-Clark Corporation (“Kimberly-Clark”). She led the company wide digital transformation efforts across business and technology at Kimberly-Clark. Prior to that Ms. Chandrasekaran served as Senior Vice President, Chief Technology and Data Officer at Walmart Inc. Ms. Chandrasekaran has also led digital, business transformation and eCommerce at The Timberland Company, PepsiCo and Nestlé SA in C-level global roles.

Ms. Chandrasekaran holds a bachelor of engineering degree from University of Madras, India; a master of business systems from Monash University, Melbourne Australia; and an Executive Development Education Certificate from London Business School.

SKILLS AND QUALIFICATIONS

With her expertise in enabling profitable growth in global entities, business operations, transformation, digital and technology and cyber security, Ms. Chandrasekaran brings vast information and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce and consumer industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models and talent transformation. She possesses deep technical expertise in cyber security and multiple technologies.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Chandrasekaran was named a 2019 Director to Watch by Directors & Boards magazine. She was also named a Governance Fellow by the National Association of Corporate Directors (“NACD”) in 2018. NACD Fellowship is the highest standard of credentialing for corporate directors based on a comprehensive and continuous program of study that empowers them with the latest boardroom insights, intelligence, and practices. The fellowship was earned as a result of various board of director workshops and a cyber security oversight CERT certification.

Ms. Chandrasekaran serves as a director of Blume Global Technologies, a privately-held digital supply chain platform company.

PREVIOUS DIRECTORSHIPS

Ms. Chandrasekaran previously served as a director of Barry Callebaut AG (SIX: BARN) (2018-2020), publicly listed on the Swiss stock exchange and at Symphony Retail AI with a focus on Data, Analytics, AI for Retail & Consumer Goods.

26	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Steven A. Davis

Age: 62

Director since:

October 2020

Independent

Committees:

•  Audit

Current Public Company Directorships:

•   Albertsons Companies Inc. (NYSE: ACI)

•   Marathon Petroleum Corporation (NYSE: MPC)

•   PPG Industries Inc. (NYSE: PPG)

BACKGROUND

Mr. Davis served as Chairman and Chief Executive Officer of Bob Evans Farms, Inc., an operator of nearly 500 family style restaurants in 18 states and a leading producer and distributor of refrigerated and frozen convenience food items from 2006 to 2015. From 1993 to 2006, Mr. Davis held a variety of senior leadership roles at YUM! Brands, Inc., an operator of over 45,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries and territories, including as president of its Long John Silver’s and A&W All-American Food Restaurants. From 1984 to 1993, Mr. Davis served in a variety of executive roles for Kraft General Foods.

Mr. Davis holds a master of business administration degree in marketing and finance from the University of Chicago and a bachelor of science in business administration from the University of Wisconsin at Milwaukee. Additionally, in 2021 the University of Wisconsin at Milwaukee conferred Mr. Davis an honorary Ph.D. in business administration.

SKILLS AND QUALIFICATIONS

Mr. Davis’s experience as Chairman and Chief Executive Officer of Bob Evans Farms, Inc. and his leadership roles at YUM! Brands, Inc. and Kraft General Foods provide him with significant operational, marketing, retail and branding experience. He brings to the Board significant experience managing a network of branded retail locations with a focus on customer service.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Davis is active in the nonprofit sector and currently serves on the International Board of the Juvenile Diabetes Research Foundation. He previously served on the board of directors of JobsOhio, Ohio’s private nonprofit corporation leading the way in job creation and economic development. Additionally, he served on the James Cancer Hospital Foundation Board at The Ohio State University. In 2014, Mr. Davis received The Lifetime Achievement Award from the University of Wisconsin at Milwaukee.

Over the course of his career, Mr. Davis has been a leader and strong advocate for I&D. In 2014, he was the recipient of the Pioneer of Diversity award in partnership with the Columbus Ohio NAACP branch. Under his leadership, Bob Evans Farms was consistently recognized by the 2020 Women on Boards Organization for achieving 20% female representation on its board of directors. Each year, from 2005 to 2015, Black Enterprise magazine named Mr. Davis as one of the 75 Most Powerful Black Men in American Business.

PREVIOUS DIRECTORSHIPS
Mr. Davis previously served on the Boards of Legacy Acquisition Co. (2017–2020), CenturyLink (2006–2009), Walgreens Boots Alliance (2009–2015) and the Sonic Corporation (2015–2017).

2021 Proxy Statement	|	27

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of AEO’s Strategy

The Board is actively engaged in developing our strategy and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board devotes time throughout the year to reviewing and formulating our strategy. The Board uses its experience in retail operations, real estate, brand building, international operations, consumer brands and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy. At each Board meeting, directors engage with AEO’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses, and long-term financial targets aimed at creating lasting value for stockholders.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and is composed of all members of our executive leadership team, as well as other key financial-control representatives. The Board receives a quarterly Enterprise Risk Management risk report from the Chief Financial Officer during routine board meetings. In addition, our Company employs a Chief Compliance Officer who provides regular updates to the Audit Committee on compliance-related matters.

28	|

CORPORATE GOVERNANCE

The Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures (see details below)

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and the relationship between risk management policies and compensation

•  Manages risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning

•  Oversees risk management related to the Company’s governance, and social responsibility and sustainability programs

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide security strategy, policy, standards, architecture and processes. The Audit Committee receives quarterly reports from the Chief Information Security Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen our information security systems, assessments of the Company’s cyber security program, the Company’s cyber insurance coverage and the emerging threats in this area.

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state, or local law. In 2019, the Nominating Committee formalized its diversity focus by mandating that any search that the Nominating Committee engages for a new director must include women and minority candidates in the pool from which the Nominating Committee selects director candidates; the Nominating Committee will review the efficacy of this focus on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

2021 Proxy Statement	|	29

CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, it does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience and Skills
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓	✓	✓	✓		✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓		✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓	✓			✓	✓
Technology and Digital Expertise	✓	✓	✓	✓				✓	✓
Real Estate Experience	✓		✓		✓		✓
Crisis Management Experience	✓	✓	✓	✓			✓	✓	✓
Mergers and Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Social Responsibility Experience	✓	✓		✓		✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓	✓	✓		✓

30	|

CORPORATE GOVERNANCE

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have a deep, historical experience, and institutional knowledge of the Company, its strategies and market opportunities and challenges. Accordingly, the Company does not have a mandatory retirement age or term limits for its directors.

The Board appointed Mr. Davis as a Class I director effective October 1, 2020. Mr. Davis brings to the Board deep consumer knowledge, marketing expertise and a track record of scaling growth brands to the Board. The Nominating Committee and the Board also believe that our long-serving directors bring critical skills and a historical perspective to the Board, that are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors.

BALANCED TENURES of INDEPENDENT DIRECTORS
< 4 years:	3 Directors
4 – 10 years:	3 Directors
> 10 years:	2 Directors

Protections Against Director Overboarding

The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time unless otherwise determined by the Nominating Committee. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee. The Nominating Committee has reviewed Mr. Schottenstein’s service on the boards of directors of Albertsons Companies Inc. and Designer Brands Inc. and has determined that it does not impair his ability to serve on the Company’s Board.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee has in the past retained the services of a search firm to assist in identifying and evaluating qualified director candidates. Mr. Davis, who was added to the Board in October 2020, was identified as a candidate through an existing member of the Board. The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2022 Annual Meeting” for information regarding the submission of director nominee recommendations.

2021 Proxy Statement	|	31

CORPORATE GOVERNANCE

Director Independence

Our Board is 89% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules:

Sujatha Chandrasekaran
Steven A. Davis
Deborah A. Henretta
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules, and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or board committee service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

32	|

CORPORATE GOVERNANCE

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position that is held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and strengthens his ability to develop and implement strategic initiatives. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, and providing strategic insight and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management. Mr. Spiegel served as our Lead Independent Director for Fiscal 2020.

Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Executive Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Executive Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company. Mr.  Spiegel also meets regularly with members of Management across the Company between Board and Committee meetings.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will preside and lead the discussion.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. In March 2020 we held a two-day educational program covering topics such as business developments and strategy, sustainability, evolving retail trends, and leadership. Throughout Fiscal 2020, our Board participated in roundtable discussions with our advisors on topics including governance matters, executive compensation, regulatory developments, and workplace culture and anti-harassment. The Board also participated in learning opportunities with management on numerous subjects, including those related to our stockholder engagement activities, regulatory developments, technology, crisis management, and cybersecurity matters.

2021 Proxy Statement	|	33

CORPORATE GOVERNANCE

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with business leaders and in years past, tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe this on-boarding approach over the first six months of Board service, coupled with participation in regular Board and Committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Steven A. Davis

Deborah A. Henretta

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

34	|

CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2020

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the independent registered public accounting firm;

•  the performance of the internal audit function; and

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process.

The Audit Committee also reviews, approves, and monitors the terms of any new related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards.

		Sujatha Chandrasekaran Steven A. Davis * Deborah A. Henretta * Thomas R. Ketteler * Cary D. McMillan * Janice E. Page * David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	10

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends, and approves salaries and other compensation of executive officers;

•  administers our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers); and

•  reviews and makes recommendations to the Board regarding director compensation.

•  The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	10

2021 Proxy Statement	|	35

CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2020

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  the evaluation of Board procedures and performance; and

•  social corporate responsibility, sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	7

Stockholder Outreach

We welcome feedback and value regular dialogue with our stockholders. On a regular basis, we invite stockholders to meet with senior management. In Fiscal 2020, the Company continued to have extensive engagement with our stockholders. Throughout the year, our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences, during which we met with current and prospective stockholders. These meetings were generally focused on Company performance, specific measures to successfully manage through the COVID-19 pandemic and long-term strategic initiatives aimed at driving growth and stockholder returns. Additionally, management hosted a virtual investor meeting in January 2021 during which we presented our Real Power. Real Growth value creation plan and unveiled our long-term financial outlook. The content of these meetings and discussions were reported to the Board, and management and the Board discussed comments and business insights provided by these stockholders. We expect to continue such discussions prior to the 2021 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the independent members of the Board, as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to: American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to Board members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2020, the Board met nineteen times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Committee(s) on which such director served for the period of such service. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All members of the Board virtually attended our 2020 Annual Meeting.

36	|

CORPORATE GOVERNANCE

Corporate Citizenship & ESG

An integral component of our Company culture is driving positive change without compromising who we are: a REAL brand that our customers and associates are proud to support. Our purpose is to show the world that there is REAL power in the optimism of youth. Throughout Fiscal 2020, we continued a strong emphasis on sustainability, philanthropy, and associate engagement, consistent with AEO’s REAL culture in the areas of human capital management – including I&D – as well as charitable giving and sustainability.

Human Capital Management

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product and every interaction - they represent the foundation of our REAL culture. We all have a vital role to play in creating an environment in which everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many.

To evaluate our REAL culture, we look holistically at all the beliefs, values and behaviors that reflect how our best work is done. We aim to ensure that there is alignment between what is espoused and what is practiced. Our consistently positive culture internal employee satisfaction scores, exit survey data, and external Glassdoor ratings demonstrate the achievement of this goal.

Listening, Observing, Supporting, and Informing comprises our culture model by:

•

Listening to our associates, customers and candidates through reviews of culture surveys, exit surveys, Glassdoor reporting, LinkedIn responses, and hotline reporting; we also conduct open door engagement, Company-wide town halls, and roundtables on a periodic basis.

•	Observing who we are and what our associates are doing by studying our demographic data and turnover.

•

Supporting a positive Company culture through programs and processes that promote our strong values and address leadership development opportunities, work-life integration, well-being initiatives, fair pay initiatives, family support, and inclusion and diversity programs.

•	Informing and clearly communicating our values, modeling the behaviors we expect, and providing training and feedback.

Our Board plays an important role in the oversight of our talent and culture and devotes time each quarter to receiving updates from senior management on employee engagement, turnover, and retention, I&D, talent development, leadership, and succession planning initiatives.

During Fiscal 2020, we included I&D and health and safety objectives in our corporate annual incentive compensation goals, reinforcing the Company’s priorities to Protect our People.

Talent Management Programs

We utilize an integrated set of talent management tools and programs, rooted in our values that thread through the entire talent lifecycle. Consistent talent reviews, performance evaluations and succession planning have contributed to a full-time voluntary turnover rate, including our store associates, of approximately 19% for Fiscal 2020, which is consistent with our retail peer group and compares to a 24% five-year AEO average. We also have a full-time promotion rate of approximately 15% for Fiscal 2020. Associate development is supported through numerous programs, including AEO Academy, an online training platform that provides associates with continuous learning opportunities. Over 1,300 modules gained over 2.7 million views through this platform during Fiscal 2020.

Inclusion & Diversity

We believe that truly diverse workplace is a result of an inclusive culture. It is about more than simply bringing together people who are different; it is about celebrating what makes us REAL. Our values are at the center of every decision, product, and interaction. This means making sure that all people are respected and feel that being their authentic selves will not be a barrier to personal or professional fulfillment and growth.

We are a global company with people from many different backgrounds. In the U.S. alone, as of January 30, 2021, approximately 40% of our associates self-identified as a POC. Specifically, our U.S. population is approximately 59% White, 23% Hispanic, 9% Black, 4% Asian, 4% two or more races or other, and 1% not reported. Globally, 78% of our associates self-identified as women.

2021 Proxy Statement	|	37

CORPORATE GOVERNANCE

We have three I&D pillars:

Hiring	Culture	Development
Focuses on increasing the representation of diverse candidates and new hires by developing and executing inclusive recruitment and hiring practices and strategies.	Focuses on the continued development of an inclusive workplace through the expansion and support of associate groups, promoting educational opportunities, and building awareness around cultural celebrations and community partnerships.	Focuses on equipping our leaders and our associates with the necessary resources to create and maintain an inclusive workplace while advancing the careers of associates from historically marginalized groups.

During Fiscal 2020, we believe that we made significant strides in I&D efforts, including:

•	Inclusive leadership and functional I&D trainings and incorporation of training and educational content into our Learning Management System;

•

Announcement of the Real Change Scholarship for Social Justice, a $5 million commitment created to advance educational opportunities for full- and part-time AEO associates, who are actively driving anti-racism, equality and social justice initiatives;

•	Appointment of the Company’s first Chief Inclusion & Diversity Officer;

•	Expanding on the ethnic diversity of our Board;

•	Implementation of a hiring policy designed to increase candidate and new hire diversity;

•

Outreach to HBCUs and Minority Student Groups through retail education and co-mentoring programs as well as the establishment with peers of a dedicated program to educate diverse students about career opportunities within the retail industry, the REP; and,

•	Inclusion of I&D progress in our Fiscal 2020 annual incentive plan metrics to drive accountability for our commitments.

Total Rewards

Our compensation and benefits programs serve to reinforce the Company’s values and culture and they work in tandem to deliver a competitive, equitable, and relevant overall package that supports, attracts and retains our talented teams.

Our compensation programs are designed to attract and retain highly skilled, performance-oriented associates who live our brands and embody the spirit of authenticity and innovation that we cultivate. We focus on delivering simple, straightforward compensation programs that our associates can easily understand ensuring that our teams are rewarded for delivering results is a key priority. We reinforce the importance of each individual’s contributions towards achieving our larger company goals and share in our success as a team.

We aspire to compensation decisions that are fair and equitable, consistently evaluating compensation through both an internal and external lens. We focus on internal pay equity and conduct regular benchmarking to ensure competitiveness to the external market.

Our compensation programs are composed of three key elements:

•	Competitive base pay rates, which are aligned to specific roles and skills, local market rates, and relevant experience;

•	Incentive bonuses for full-time associates that are structured to deliver financial rewards for the delivery of monthly, quarterly, or annual results; and

•	Annual stock awards for over 300 leaders throughout areas of the business, including the senior management team, that provide a commonality of interest between our leaders and stockholders.

We recognize that benefits are highly personal, and we offer a broad suite of benefits to our workforce, recognizing the varied needs and priorities of our associates. Our full-time associates have access to a variety of medical, dental and vision plan offerings, ensuring that associates can select plans that satisfy their individual and family needs. In the U.S., our largest market, we also offer the following benefits to our workforce:

•

We recognize the importance of many aspects of health and wellness and focus on plans that support physical, medical, and financial health. All associates have access to digital behavioral health therapy, a gym/online fitness discount program, AEO’s Employee Stock Purchase Plan, pet insurance, discounts on merchandise, and 401(k) benefits with Company match;

38	|

CORPORATE GOVERNANCE

•

All associates that are enrolled in our medical insurance have access to: 100% employer-paid behavioral telehealth and medical telemedicine to ensure consistent access to convenient care; behavioral health programs to support mental health; fertility management benefits for our associates who are focused on expanding their families; digital management programs for chronic conditions and digital physical therapy; prescription drug savings programs; and access to second opinions, surgical and medical decision support and claims advocacy; and

•

All full-time associates have the following additional employer-paid benefits: paid time off; life insurance, short-term and long-term disability insurance; well-being programs, inclusive of access to health coaches and lifestyle programs to assist with managing chronic conditions, nutrition, smoking cessation and weight loss; employee assistance programs; flexible spending accounts; benefits to support parents of children with disabilities and/or challenges brought forth by the pandemic; mobile apps for fertility, maternity, and parenting; support for nursing mothers on business travel; and additional caregiver programs.

In light of the COVID-19 pandemic, we introduced additional caregiver benefits to support those working at home and/or trying to support children attending school virtually by providing access to subsidized back-up care through calendar 2021.

Health and Safety

The health and safety of our workforce and customers is deeply rooted in our culture and business. Our response to the COVID-19 pandemic was immediate and deliberate. We put our people first and we implemented the following health and safety measures to care for our associates, customers and partners:

•

We instituted industry-leading safety protocols across our operations, including the procurement of masks and personal protective equipment (“PPE”) for all teams, the hiring of an AEO medical consultant, physical construction to enable social distancing mandates, temperature check stations, installing infrared lighting and air filtration systems in the distribution centers, new breakroom and cafeteria protocols, creating training and videos to explain new safety measures and expectations, and on-site nurses.

•

After temporary store closures in the spring, we drafted and deployed a comprehensive global store re-opening playbook (ensuring customer safety, managing capacity restrictions, reduced operating hours, curbside pickup, and touchless checkout).

•

During Fiscal 2020, we created the COVID-19 Associate Relief Fund to provide grants to eligible AEO associates who have been adversely impacted by COVID-19; distributed AEO Foundation grants to non-profits in local communities; and donated over $1 million nationally to COVID-19 relief efforts, including donating gift cards and more than one million masks to front-line workers in cities most in need.

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower teens and young adults and by rolling up our sleeves to make a REAL difference in our communities.

In 1999, we established the AEO Foundation to maximize the impact of our efforts and to formalize our commitment to giving back. AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of the AEO Board of Directors also joined the AEO Foundation Board in Fiscal 2019. Management provides updates quarterly to the Nominating Committee on various philanthropic topics and activities involving AEO and the AEO Foundation including national charity partnerships, customer engagement activations, major community initiatives, and associate activities.

In Fiscal 2020, AEO, the AEO Foundation, and our customers donated more than $5.4 million to causes that are important to our associates and customers.

Aerie continued to promote body acceptance as well as health and wellness among its customers through partnerships with the National Eating Disorders Association, Bright Pink and the Special Olympics’ Global Week of Inclusion:

•

Aerie proudly partnered once again with the National Eating Disorders Association to support prevention and reduce the stigma associated with eating disorders. Aerie’s 2020 campaign raised more than $200,000 through a limited-edition body confidence T-shirt with 100% of sales benefiting NEDA, customer donations in stores, and a $1 donation for every unretouched photo shared on social media with #AerieREAL.

2021 Proxy Statement	|	39

CORPORATE GOVERNANCE

•

Fiscal 2020 marked the 11th year that Aerie has honored Breast Cancer Awareness Month and joined forces with Bright Pink, a non-profit dedicated to saving lives from breast and ovarian cancers by empowering women to be proactive about their health at a young age.

•

Aerie celebrated Special Olympics’ Global Week of Inclusion and raised $245,000 for Special Olympics via a limited-edition Better Together T-shirt with 100% of sales being donated and in partnership with customer donations.

American Eagle empowered its customers to support causes they care about including equality, the fight against hunger, voter registration and mental health.

•

In partnership with Aerie and the AEO Foundation, we pledged $500,000 in support to the NAACP Legal Defense and Educational Fund, Inc., which fights for criminal justice reform, voting rights protections, education equity, economic justice and an end to systemic bias and racism.

•

For Pride, we are proud to partner with It Gets Better Project, an organization that uplifts, empowers and connects LGBTQ+ youth around the world. Since our partnership launch in 2017, American Eagle and our customers have donated more than $1.8 million including sales of our AE Pride Collection.

•

During the holiday season, AE and Aerie partnered with Feeding America to help in the fight to end hunger. American Eagle, Aerie and our customers raised enough funds to provide more than 15.8 million meals to those in need.

•

In 2020, AE launched This Is Our Time, a campaign mobilizing customers and associates to register to vote in the presidential election. The initiative included a partnership with HeadCount, a non-partisan organization that uses the power of music to register young people to vote and participate in democracy. Thanks to support from AE and Aerie, HeadCount more than doubled its goal of voter registrations during this election cycle by registering more than 432,000 Americans to vote. In addition, AE, Aerie and our customers stepped up in a huge way by raising more than $400,000 to support Headcount’s work.

•	Throughout Fiscal 2020, we partnered with Crisis Text Line, a 24/7 support line for those in crisis, to help provide access to free, confidential support.

•

To commemorate the 50th anniversary of Earth Day, AE and Aerie partnered with One Tree Planted to underwrite and plant 5,000 trees. Together, with our AE and Aerie customers, we have enabled One Tree Planted to plant more than 160,000 trees across the U.S. and Canada since 2019.

COVID-19 Assistance

The COVID-19 pandemic impacted every person in our AEO family and in our communities. Together, with the AEO Foundation, American Eagle and Aerie, AEO has contributed more than $1 million to COVID-19 relief efforts and has donated more than one million facemasks. In addition, 2,200 American Eagle and Aerie gift cards were distributed to boost morale of medical personnel. The AEO Foundation established a COVID-19 Assistance Fund for associates and their family members who have been impacted by COVID-19. Additionally, the AEO Foundation issued grants and much needed protective masks and gloves to first responders and local medical centers in our distribution center communities.

Sustainability

Doing the right thing, continually innovating and caring about the global community are foundational to AEO’s culture.

Environmental

In Fiscal 2019, AEO introduced a comprehensive plan to be carbon-neutral in our own operations by 2030 with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials as follows:

•	Achieve carbon neutrality in all of AEO’s owned and operated facilities (offices, stores, and distribution centers) and employee business travel by 2030.

•	Reduce carbon emissions 40% by 2030 and 60% by 2040 in AEO’s manufacturing from a 2018 base year.

•	Implement the following throughout the supply chain by 2023:

o	Increase the amount of water being recycled by our laundries to 50%.

o	Reduce water usage in jeans production by 30%.

40	|

CORPORATE GOVERNANCE

o	Ensure that wastewater from water-intensive facilities is free from hazardous chemicals.

o	All cotton used in products will be 100% sustainably sourced.

o	Use 50% sustainable polyester.

o	Ensure that 100% of viscose is from non-endangered forests and increase sourcing of sustainably produced viscose fibers.

AEO’s commitment to sustainability is ongoing and we will continue to:

•	Work together as an industry leader to build partnerships in order to contribute to broad changes within garment manufacturing.

•	Reduce the use of plastic in stores, offices, and throughout the supply chain, and shift to recycled plastic content where possible.

•	Strategically partner with industry initiatives and multi-stakeholder organizations to influence policy change.

•	Uphold a commitment to recycling and paper reduction in our owned facilities.

•	Encourage customers to reduce apparel waste through jeans recycling in American Eagle stores and bra recycling in Aerie stores.

During Fiscal 2020, we also shared that we:

•	Adopted a Climate Policy in December 2020 that can be found at www.aeo-inc.com/sustainability/;

•	Joined RE100, a global initiative run by The Climate Group in partnership with CDP that brings together industry-leading businesses committed to the use of renewable power;

•	Signed the UN Fashion Industry Charter for Climate Action to drive the fashion industry to net-zero emissions no later than 2050;

•	Developed Science Based Targets (greenhouse gas reduction goals aligned with climate science) and submitted these targets to the SBTi, an NGO consortium that validates company commitments; and

•	Launched REAL GOOD, an offering of the most sustainable items in our collection.

Supply Chain

We are also committed to responsibly sourcing and creating the products that our customers love to wear. During Fiscal 2020, we launched REAL GOOD, an offering of the most sustainable items in our collection. Real Good styles include feel-good, good for the planet materials that have been sustainably produced and/or sourced, such as: recycled polyester; recycled nylon; and cotton that’s recycled, organic and/or sustainably sourced through the Better Cotton initiative. Real Good jeans are made in factories that meet expectations for our Water Leadership Program. Those expectations include water reduction and management, wastewater without restricted or hazardous chemicals, and water recycling. Our jeans factories are saving more than one billion gallons of water each year and we’ve used the equivalent of sixty million plastic bottles through recycled polyester.

We are dedicated to the highest level of social responsibility. Our Vendor Code of Conduct is based on international labor standards and implemented in all of our manufacturing facilities. We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are members of the Accord on Fire and Building Safety in Bangladesh and have worked with our suppliers and factories there to improve safety conditions, and have taken that experience to focus deeply on safety in other countries. We have conducted worker surveys in many of our strategic factories in order to hear from workers directly and understand their needs and concerns and ensure that their voices can also be heard by factory management. Finally, we have invested, with our factories, in the HERproject, a program that focuses on training women on health, financial planning, and gender equality.

2021 Proxy Statement	|	41

CORPORATE GOVERNANCE

ESG Oversight Structure

The full Board ensures that the ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees has responsibility for the oversight of our ongoing ESG-related activities as outlined below and provide regular reports to the full Board.

ENVIRONMENTAL	SOCIAL	GOVERNANCE

Climate change (NGCSR)	Culture / Workplace Inclusion and Diversity (AC)	Executive compensation (CC)

Energy management (NGCSR)	Human Capital Management (CC )	Business Ethics (AC)

Water use and sourcing (NGCSR)	Human Rights (NGCSR)	Compliance (AC)

Natural resources scarcity (NGCSR)	Health and Wellness (CC)	Board Structure (NGCSR)

Environmental impact of product portfolio (NGCSR)	Product Safety (NGCSR)	Board composition and diversity (NGCSR)

Emissions (NGCSR)	Labor Practices (CC)	Shareholder rights (NGCSR)

Raw material sourcing(NGCSR)	Privacy and Data Security (AC)	Anti-Corruption, Bribery (AC)

Packaging material and waste (NGCSR)	Charitable Giving (NGCSR)

✓	Audit Committee (AC)

✓	Compensation Committee (CC)

✓	Nominating, Governance and Corporate Social Responsibility Committee (NGCSR)

Related Party Transactions

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

42	|

CORPORATE GOVERNANCE

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. Pursuant to that lease, we paid rent and other expenses (net of COVID-19 rent abatements) of approximately $2.5 million during Fiscal 2020. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2020. The lease expires in September 2027.

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses (net of COVID-19 rent abatements) of approximately $1.5 million during Fiscal 2020. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2020. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for three open air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. An immaterial amount of rent was incurred for these leases during Fiscal 2020 due to the stores opening just prior to year end. The Company currently anticipates that rent incurred from these leases will exceed $120,000 during Fiscal 2021. These leases have terms expiring in January 2023 and January 2026 and each has a renewal option.

Agreement for Media Services

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2020 under the agreements totaled approximately $800,000.

Inventory Purchases

During Fiscal 2020, the Company entered into transactions with TACKMA LLC (“TACKMA”) for the purchase of American Eagle inventory totaling $160,000 and design services of $100,000. TACKMA is indirectly owned by a trust benefitting Jeffrey Schottenstein, Mr. Schottenstein’s son.

During Fiscal 2020, the Company entered into a transaction with SB360 Capital Partners, an entity in which an affiliate of Mr. Schottenstein has a 47% interest, for the purchase of hand sanitizer totaling $276,000, of which $163,000 was approved in advance by the Audit Committee. The product was available for sale in both American Eagle and Aerie stores.

2021 Proxy Statement	|	43

CORPORATE GOVERNANCE

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for non-employee directors during Fiscal 2020. In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2020.

Fiscal 2020 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total

Sujatha Chandrasekaran	$177,500	$150,000	$327,500

Steven A. Davis (4)	$35,833	$50,000	$85,833

Deborah A. Henretta	$180,000	$150,000	$330,000

Thomas R. Ketteler	$180,000	$150,000	$330,000

Cary D. McMillan	$200,000	$150,000	$350,000

Janice E. Page	$195,000	$150,000	$345,000

David M. Sable	$180,000	$150,000	$330,000

Noel J. Spiegel	$270,000	$150,000	$420,000

(1)	Fiscal 2020 refers to the 52-week period ended January 30, 2021.

(2)

Amounts represent fees earned or paid during Fiscal 2020. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$20,000

Nominating and Corporate Governance Committee	$15,000

Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2020, the Board held 46 meetings, representing a 60% increase over the number of meetings held during Fiscal 2019.

(3)

Amounts include stock awards granted in Fiscal 2020 valued on the date of grant. Non-employee directors receive an automatic, fully-vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2017 Stock Award and Incentive Plan, as Amended and Restated, effective March 14, 2018 (the “2017 Plan”) and the 2020 Stock Award and Incentive Plan (the “2020 Plan”). The 2020 Plan was approved by stockholders at our 2020 Annual Meeting and replaces the 2017 Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. Davis, Ketteler, McMillan and Spiegel and Ms. Henretta elected to defer their quarterly share retainers during calendar years 2020 and 2021. Mr. Sable elected to defer his quarterly share retainers during calendar year 2020.

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	Mr. Davis was appointed to the Board effective October 1, 2020.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2020 compensation is set forth under the section titled “Compensation Tables and Related Information.”

44	|

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending January 29, 2022. Although stockholder ratification is not required by our bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2021 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the year ended January 30, 2021 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K as of and for the year ended January 30, 2021 for filing with the Securities and Exchange Commission.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran

Steven A. Davis

Deborah A. Henretta

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

2021 Proxy Statement	|	45

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2020, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 30, 2021.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2020	Fiscal 2019
Audit Fees	$2,250,375	$1,881,500
Audit-Related Fees	28,000	26,250
Tax Fees	476,667	467,434
All Other Fees	5,200	4,000
Total Fees	$2,760,242	$2,379,184

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2020 were pre-approved by the Audit Committee in accordance with such policy.

46	|

PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2017 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another vote on the frequency of the say on pay vote at the 2023 Annual Meeting.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and long-term strategic growth. Based on the advisory vote at the 2020 Annual Meeting on our executive compensation program, which was approved by approximately 98% of the votes cast, we are confident that our stockholders agree.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2020 our Compensation Committee reacted to unprecedented challenges by evolving our compensation program to ensure it continued to motivate, retain and reward our executives and associates while enabling our strategic growth plans. We continued to engage with our stockholders to gain an understanding of their key perspectives on all aspects of the business and the broader industry, including compensation programs. We continued to evaluate and enhance plan design to align with leading practices in executive compensation, and we believe our plan in 2020 helped lead to the strong results and stockholder returns we delivered.

We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2021 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers (“NEOs”), we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the Annual Meeting.

2021 Proxy Statement	|	47

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2020. The following officers comprise our Fiscal 2020 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”), effective April 20, 2020;

• Jennifer M. Foyle, our Chief Creative Officer, AEO Inc. & Global Brand President, Aerie (the “Chief Creative Officer”);

• Charles F. Kessler, our Global Brand President, American Eagle (the “Global Brand President, AE”);

• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”); and

•  Robert L. Madore, our former Executive Vice President, Chief Financial Officer (the “Former CFO”) who left the EVP-CFO role effective April 20, 2020 and left the Company effective September 25, 2020.

This CD&A is organized as follows:

48	|

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Navigating the Challenges of COVID-19

The past year was filled with unprecedented challenges, yet ultimately led us to learn, grow, and become even stronger as a Company. Our business in Fiscal 2020 was significantly impacted by the disruptions caused by the COVID-19 pandemic, including the mandated closure of our stores in March 2020, followed by continued capacity restrictions and pressure on mall traffic throughout the year. In response to the global health crisis, we took quick, decisive actions to (1) protect our associates, customers and communities; (2) reduce spending, cut inventory and create efficiencies to preserve financial strength; and (3) innovate to prepare for a new future of retail. This strategy, which we termed our “Pandemic Pillars,” delivered results in Fiscal 2020 and, we believe, has positioned us for future growth.

Our response to the COVID-19 pandemic was immediate and deliberate. On March 17, 2020, we closed all American Eagle and Aerie stores in the United States and Canada. While store closures helped keep our communities and associates safe, they also led to the very difficult decision of temporarily furloughing store, field, and some corporate associates beginning April 5, 2020. During this time, in recognition of the hardships imposed on our associates as a result of store closures and other impacts of the pandemic to our associates, customers, and communities, we continued to put our people first and implemented the following actions:

•	We maintained benefits for furloughed associates and continued to fund 100% of the health premiums for eligible employees impacted by these measures.

•

We instituted industry-leading safety protocols across our operations, including the procurement of masks and PPE for all teams, the hiring of an AEO medical consultant, physical construction to enable social distancing mandates, temperature check stations, installing infrared lighting and air filtration systems in the distribution centers, new breakroom and cafeteria protocols, creating training and videos to explain new safety measures and expectations, and on-site nurses.

•

After temporary store closures in the spring, we drafted and deployed a comprehensive global store re-opening playbook (ensuring customer safety; managing capacity restrictions and reduced operating hours; and implementing curbside pickup and touchless checkout).

•

We created the COVID-19 Associate Relief Fund to provide grants to eligible AEO associates who were adversely impacted by COVID-19; distributed AEO Foundation grants to non-profits in local communities; and donated over $1 million nationally to COVID-19 relief efforts, including donating gift cards and more than one million masks to front-line workers in cities most in need.

Despite the profound challenges of operating during a global pandemic and the impact of COVID-19 to apparel retailers – with three companies in our peer group filing for bankruptcy during the year – we ended Fiscal 2020 with performance that significantly outperformed peers. Our success in 2020 was driven by the commitment and innovation of our most important asset – our people. We are grateful for their dedication to our Company, our customers and each other in an incredibly challenging year. As a result of this extraordinary performance, all eligible associates received an annual incentive bonus for Fiscal 2020 representing 200% of the target bonus amount.

2020 Performance Highlights

After a difficult start with the abrupt closure of all stores during the first quarter of Fiscal 2020, we ended fiscal 2020 with a strong fourth quarter and momentum going into 2021, as evidenced by the following:

•	Our online business accelerated throughout the year, rising 36% on a year-over-year basis to $1.7 billion, with revenue up across all of our brands fueled by strong customer demand.

•	Aerie reached a record $1 billion milestone and continued to generate double-digit growth – a truly extraordinary accomplishment in light of the pandemic.

•	We successfully operated our stores with leading health and safety measures, and our business strengthened each quarter throughout Fiscal 2020.

•

In the fourth quarter of Fiscal 2020, we achieved a meaningful recovery, posting $106 million in adjusted operating income(1), a 38% increase from 2019, with margins increasing across brands. We ended the year in strong financial condition, with $850 million in cash and approximately $1.2 billion in total liquidity.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2021 Proxy Statement	|	49

COMPENSATION DISCUSSION AND ANALYSIS

Key Operating Highlights:

•

TSR That Significantly Outperformed Peers. Based on our competitive strengths and exciting growth opportunities for our brands, Aerie and American Eagle, we were pleased to see AEO’s total stockholder return (“TSR”) exceed those of our retail peers. Our Fiscal 2020 TSR was approximately 59%, significantly above our peer group median of 15%. Our three-year TSR of 36% and five-year TSR of 70% were each significantly above the peer group medians, which were negative 8% and 0%, respectively.

•

Digital Sales Accelerated. During Fiscal 2020, online revenues grew by $450 million, or 36% year-over-year, to $1.7 billion and represented 45% of our total revenue. Driven by strong customer demand, we saw digital growth across all of our brands, with Aerie rising 85% and American Eagle up 17% for Fiscal 2020 compared to Fiscal 2019. Our digital channel generated strong profit margins and posted positive sales metrics, including traffic and transaction value.

50	|

COMPENSATION DISCUSSION AND ANALYSIS

•

Continued Aerie Momentum. During Fiscal 2020, Aerie’s revenue rose 24% year-over-year, to $1 billion. Demand for the brand has been very consistent over the past several years, with the fourth quarter of Fiscal 2020 marking the 25th consecutive quarter of double-digit growth. New customer growth was strong, and sales rose across channels and all major categories.

•

Sequential Margins and Profitability Strength. During Fiscal 2020, margins and profitability strengthened sequentially, with fourth quarter 2020 adjusted operating profit(1) of $106 million up 38% from the fourth quarter of Fiscal 2019, and the second half of Fiscal 2020 posting adjusted operating profit(1) of $209 million. After the abrupt closure of our stores in March 2020, our team took quick, decisive action to reduce inventory, cut spending and find efficiencies. The stores team redesigned the store experience to reopen locations when it was safe to do so and with leading safety protocols in place. Through feedback from our customers and associates, as well as national recognition in various publications, we are confident that these efforts were appreciated. Although store traffic remained under pressure in 2020 due to continued concerns about COVID-19 as well as ongoing capacity restrictions, demand strengthened throughout the year, driving sequential quarterly sales and profit improvement.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2021 Proxy Statement	|	51

COMPENSATION DISCUSSION AND ANALYSIS

•

Strong Balance Sheet and Commitment to Cash Returns. We ended Fiscal 2020 with $850 million in cash and approximately $1.2 billion in total liquidity. Excluding net proceeds from our April 2020 convertible note issuance, we ended Fiscal 2020 with $444 million in cash, up 7% from Fiscal 2019. Early in the year, we took actions to preserve our financial strength, which allowed us to generate free cash flow in the second half of Fiscal 2020 in line with last year despite the reduction in revenue related to COVID-19. The recovery in cash flow enabled us to pay our previously deferred first quarter 2020 cash dividend in December 2020, and on March 3, 2021 we announced the reinstatement of our regularly quarterly cash dividend and unsuspended our share repurchase program.

•

Outstanding Stock Price Performance. As of April 2021, AEO’s stock price performance was up over 300% from a year ago, fueled by a significant and consistent recovery in our business after the abrupt COVID-19 related store closures in the first quarter of 2020. Through the team’s swift actions and strong management, we saw sequential improvement in our sales, margins and profit in each quarter of 2020. Aerie grew revenue 24% for the year, digital increased 36% and we ended 2020 with strong liquidity and cash flow. In January 2021, we also unveiled our Real Power. Real Growth value creation plan and long-term financial targets, providing investors with greater transparency into our future growth plans.

AEO Stock Price Performance

1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

52	|

COMPENSATION DISCUSSION AND ANALYSIS

Our Look Forward

Unveiled Real Power. Real Growth Strategy Plan. The unforeseen events of 2020 accelerated the pace of global change and innovation. In response to the challenges posed by the COVID-19 pandemic and the continued success of Aerie and acceleration in our digital channel, we refocused our priorities and in January, 2021 unveiled our “Real Power. Real Growth”

strategy plan aimed at fueling AEO for further growth and profitability. The Real Power. Real Growth long-term plan leverages the power of our people, brands and operations and the momentum we have generated in 2021. The pillars of Real Power. Real

Growth. include the following goals:

•	Double Aerie to $2 billion in revenue;

•	Reignite American Eagle for profit growth;

•	Leverage customer-focused capabilities;

•	Strengthen ROI discipline; and

•	Embrace the power of our people, culture and purpose.

Fiscal 2020 Compensation Takeaways

The results achieved in Fiscal 2020 were a direct result of the decisive actions taken by our CEO, executives, and Board, as well as the resilience of our most important asset – our people. The innovation, collaboration, speed, and agility demonstrated by our teams delivered industry-leading performance, including record online revenue growth, double-digit growth in Aerie, and a strong focus on inventory optimization and execution in AE that led to margin growth and a strong year-end cash position.

We believe that the decisions made by the Compensation Committee in the face of the COVID-19 challenges motivated our leaders to produce results, and that our compensation practices and our pay-for-performance philosophy aligns the interests of our executives with those of our stockholders. Specifically:

•

No routine changes to base salaries: The Compensation Committee did not increase base salaries of our NEOs for Fiscal 2020, other than two promotional base salary increases. For our CEO, this represents the fifth year of no change to his base compensation. As a result, a significant amount of NEO compensation for Fiscal 2020 was “at risk,” which we believe appropriately incentivizes our NEOs with respect to Company performance. During Fiscal 2020, only approximately 20% of our NEO compensation, on average, was guaranteed.

•

Agility in our annual incentive bonus program and recognition of our leadership: To remain responsive to the unprecedented business challenges posed by the COVID-19 pandemic, our Compensation Committee developed an annual incentive bonus structure for Fiscal 2020 that recognized the need to motivate and focus our teams and measure performance in a different way than we have historically. This structure focused on measuring results based upon both our qualitative strategic business pillars – protecting our people, preserving cash, and preparing for a new future – as well as quantitative financial results. The focus on our qualitative strategic goals resulted in exceptional quantitative financial achievements, ultimately generating a payout of 200% of the target annual incentive bonus for all eligible associates and executives, including NEO’s, for Fiscal 2020. The Compensation Committee also awarded recognition bonuses to reflect the significant competitive landscape, strong leadership, and exceptional execution on our initiatives by our executives, including the NEOs, during Fiscal 2020.

•

No adjustments or modifications to previously-granted long-term equity incentive awards: As previously disclosed in our 2019 proxy statement, performance shares (“PSUs”) previously granted in Fiscal 2018 vested based on cumulative performance results at the end of a three-year performance period that ended in Fiscal 2020. Despite the business impact of COVID-19 on Company performance during Fiscal 2020, the Compensation Committee did not exercise discretion to adjust the performance criteria applicable to the Fiscal 2018 PSUs. Based on these unadjusted results during the performance period, the Compensation Committee determined that the Fiscal 2018 PSUs would payout at a 50% level of achievement.

•

Fiscal 2020 long-term equity incentive awards: In addition to a unique annual incentive bonus structure for Fiscal 2020, the Compensation Committee slightly modified our long-term incentive awards for Fiscal 2020, while remaining true to the historic performance-oriented nature of the program. Historically, the Compensation Committee has granted long-term equity awards in the form of 50% PSUs, 25% restricted stock units (“RSUs”) and 25% stock options. The Fiscal 2020 long-term equity program maintained the same equity components and the strong performance orientation, while altering the mix slightly. Accordingly, our Fiscal 2020 long-term incentive program delivered an aggregate mix composed of 42% RSUs, 33% PSUs, and 25% stock options. Effective for Fiscal 2021, the Compensation Committee has changed the long-term incentive equity mix to be 50% PSUs, 30% stock options, and 20% RSUs to provide for an even stronger performance orientation.

2021 Proxy Statement	|	53

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2020 Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executives to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of qualitative and quantitative goals that we expect to drive increases in stockholder value.

•  Our program focuses on “at-risk” compensation, with remuneration that creates a meaningful retention aspect, as well as an incentive to achieve challenging performance objectives.

•  NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Our long-term incentive design varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into consideration company size relative to peers and recognizing our highly-competitive industry as well as our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives) and accounting efficient by striving to make performance-based payments aligned with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

54	|

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate we consider changes to our program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We maintain robust executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have a robust clawback policy with respect to both cash and equity incentive awards

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors

✓ We do not provide significant perquisites

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change-in-control

✓     We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2020 Goal Setting Process

Goal Setting:

We remain committed to setting incentive goals that are aligned with delivering strong financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. This includes building a solid foundation for long-term growth while consistently delivering near-term results. Against the backdrop of the significant and unanticipated impacts of the COVID-19 pandemic on our business and industry and ongoing uncertainty, the Compensation Committee introduced qualitative goals to the 2020 annual incentive bonus program and based the quantitative financial performance component of the annual incentive bonus program on performance during the third and fourth quarters of Fiscal 2020.

2021 Proxy Statement	|	55

COMPENSATION DISCUSSION AND ANALYSIS

Timing of Award Grants:

Traditionally, the Compensation Committee sets performance goals for our annual incentive program and equity-based grants at the end of the first fiscal quarter of the year. During Fiscal 2020, this timing aligned with the initial impacts of the COVID-19 pandemic on our industry and business, which were both immediate and severe. Accordingly, the timing of setting our annual bonus goals and long-term incentives was delayed until the Compensation Committee felt that appropriate realistic qualitative and quantitative goals could be set.

•	First quarter of Fiscal 2020.

o

Qualitative Goals for Fiscal 2020 Annual Incentive Bonus: At the onset of the COVID-19 pandemic, the leadership team quickly established a key set of strategic business priorities: protect our people and business; preserve cash; and prepare for a new future. These near term priorities informed our focus for Fiscal 2020 and subsequently were accordingly approved as the qualitative goals for the annual incentive bonus in the second quarter of Fiscal 2020.

o

Annual Approval of Long Term Incentive Grants (RSUs and Options): Typically our long term incentives are awarded in the first quarter of Fiscal 2020. Accordingly, in March 2020, the Compensation Committee chose to grant time-based RSUs to all eligible associates including the NEOs, as well as a partial grant of the annual stock options historically given to NEOs as part of their total compensation. The Compensation Committee was mindful of the remaining share balance available under the 2017 Stock Award and Incentive Plan, as amended (the “2017 Plan”). At the 2020 Annual Meeting, stockholders were asked to approve the adoption of the American Eagle Outfitters, Inc. 2020 Stock Award and Incentive Plan (the “2020 Plan”) to serve as the successor to the 2017 Plan. On June 4, 2020, stockholders overwhelmingly approved the 2020 Plan, which made an additional 10.2 million shares of Company stock available for grant as equity awards to our associates and executives.

•	Balance of Fiscal 2020.

o

Quantitative Goals for Fiscal 2020: Given the significant impact of store closures during the first and second quarters of Fiscal 2020 and the related disruption to our business, the Compensation Committee believed that the most prudent course of action was to wait until the third quarter of Fiscal 2020 to establish the quantitative financial performance goal for the 2020 annual incentive program. The Compensation Committee did not believe that it was in a position to adequately assess business projections or establish well-informed and challenging financial goals with respect to Fiscal 2020 until such date. During the third quarter of Fiscal 2020, the Compensation Committee set the EBIT goals for the annual incentive bonus based on what it believed would be challenging, yet attainable goals for the balance of the year, and in particular, focusing on the executives on recouping as much of the financial loss suffered by the Company in the first half of Fiscal 2020 as possible. Achievement of the EBIT levels set by the Compensation Committee required significant sales and margin improvement from forecasts at the time the goals were set, as well as expense reduction.

o

Annual Approval of Long Term Incentive Grants (PSUs, RSUs and Options). Given continued uncertainties in the retail industry, the Compensation Committee granted Fiscal 2020 PSU awards using relative TSR as the performance metric in lieu of historic financial goals. The Committee also awarded additional stock option awards in June 2020 as well as an RSU award to the executives.

56	|

COMPENSATION DISCUSSION AND ANALYSIS

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2020, the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2020, representatives from FW Cook contributed to this CD&A, evaluated the Company’s peer group and assisted with various matters related to executive compensation. During Fiscal 2020, management also engaged Korn Ferry to advise on market practices and provide market benchmarking relative to executive compensation.

Response to 2020 Advisory Vote on Executive Compensation:

At our 2020 Annual Meeting of Stockholders, approximately 98% of shares present and voting supported, on an advisory basis, the compensation of our NEOs in Fiscal 2019. While this vote demonstrated a very high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2020. We welcome feedback and value regular dialogue with our stockholders. On a regular basis, we invite stockholders to meet with senior management. In Fiscal 2020, the Company continued to have extensive engagement with our stockholders. Throughout the year, our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences, during which we met with current and prospective stockholders. These meetings were generally focused on Company performance, specific measures to successfully manage through the COVID-19 pandemic as well as long-term strategic initiatives aimed at driving growth and stockholder returns. Additionally, management hosted a virtual investor meeting in January 2021 during which we presented our Real Power. Real Growth value creation plan and unveiled our long-term financial outlook. The content of these meetings and discussions were reported to the Board, and management and the Board discussed comments and business insights provided by these stockholders. We expect to continue such discussions prior to the 2021 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis. As a result of this engagement and the high level of support evidenced by our stockholders’ vote at the 2020 Annual Meeting of Stockholders, the Compensation Committee determined that our compensation incentive programs are achieving their respective goals and did not take any specific action in response to the 2020 say on pay vote or such engagement.

2021 Proxy Statement	|	57

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Benchmarking

The nature of the retail industry is highly competitive for talent. The challenges presented in Fiscal 2020 further intensified the competitive landscape. Talented leaders with proven capability and experience delivering results, like those on our team, became in higher demand than ever before. In 2020, the core group of competitors for talent was expanded beyond those in the specialty retail space to include retailers in the “essential” category who could benefit from the proven experience of the members of our leadership team. The retention of this talent is a primary element of our success and delivery of results to stockholders.

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include e-commerce omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2020, our peer group consisted of 20 companies. We approximate the median of the peer group based on revenue, with our market capitalization within the second quartile of the peer group’s range. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope.

In the fourth quarter of Fiscal 2020, the Compensation Committee approved changes to our peer group effective for Fiscal 2021, based upon an analysis completed by FW Cook. One company, Kontoor Brands, was added to the peer group and three companies were removed due to bankruptcy (Ascena Retail Group, J. Crew Group, Inc., and Tailored Brands). The Company’s relative size, position near the median in revenue and second quartile in terms of market capitalization is maintained in the 2021 peer group.

58	|

COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual bonus and long-term incentive awards), with the heaviest weight generally placed on the variable, or “at-risk,” components. For Fiscal 2020, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual bonus, and long-term incentives, was weighted toward at-risk compensation, as shown by the charts below.

2021 Proxy Statement	|	59

COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is (i) balanced to provide a mix of cash and long-term incentive awards and (ii) focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of both annual and long-term financial and strategic objectives.

Element of Compensation	Form and Objective	Fiscal 2020 Information	Alignment to Strategic Plan

Base Salary

•  Delivered in cash.

•  Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

•  Our CEO did not receive a base salary increase for Fiscal 2020, for the fifth year in a row.

•  The balance of the NEO’s did not receive a base salary increase in 2020, with the exception of promotional increases for Ms. Foyle and Mr. Mathias.

• Base salaries set at competitive market levels that enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides an opportunity for additional income to NEOs if pre-established performance goals are attained, which focuses our NEOs on key annual objectives.

•  For Fiscal 2020, the incentive bonus was based 50% upon the Company achieving quantitative second half EBIT goals at pre-determined threshold, target and stretch performance levels and 50% upon the achievement of qualitative business objectives at target and stretch performance levels.

•  Performance was realized at stretch levels on both the quantitative and qualitative objectives, resulting in a payout at 200% of target.

•  Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

•  The 2020 Annual Incentive Bonus structure, combining and equally weighting both quantitative and qualitative elements for Fiscal 2020 reflected the Compensation Committee’s responsiveness to the unique challenges, risks and uncertainties of the COVID-19 pandemic and its impact on the business.

Annual Long-Term Incentive Awards

•  Delivered in PSUs, RSUs, and stock options.

•  Aligns our NEOs’ financial interests closely with those of our stockholders.

•  Links compensation to the achievement of multi-year financial or relative TSR goals.

•  PSUs represented 33% of the annual target grant values for Fiscal 2020 equity awards and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full.

•  RSUs represented 42% of the annual equity grant target value for Fiscal 2020 equity awards. 60% of RSUs were granted in March 2020. These RSUs vest ratably over three years from the grant date based on continued service. Approximately 40% of RSUs were granted in June 2020. These RSUs cliff vest in March 2023, based upon continued service. In each case, these RSUs serve as a retention tool for our NEOs.

•  In 2020, stock options represent 25% of the annual equity grant target value, vest ratably over three years from the grant date and provide compensation only to the extent that our share price appreciates.

•  Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

•  In 2020, the long-term incentive award mix was modified in response to the unique challenges to the business and our compensation structure presented by the COVID-19 pandemic. The Compensation Committee determined to modify the traditional PSU value of 50% and increase the relative number of RSUs granted. The Compensation Committee believes that this equity delivery mix served to maintain a strong performance focus while also delivering a long-term focus on retention to ensure leadership continuity.

•  In 2021, the long-term incentive award mix will be an equity blend of 50% PSUs, 30% stock options, and 20% RSUs.

60	|

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2020 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2020. Our executive compensation program places a considerable amount of compensation at risk to cultivate a pay-for-performance environment.

Base Salary

Base salaries, on average, represent approximately 20% of each NEO’s target total direct compensation. The Compensation Committee reviews NEO’s base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2020, our CEO did not receive a base salary increase for the fifth year in a row. The balance of the NEOs did not receive a base salary increase for Fiscal 2020, with the exception of a promotional base salary increase for Ms. Foyle and Mr. Mathias. Please see “Fiscal 2020 Promotions,” below, for an additional description of Ms. Foyle’s and Mr. Mathias’s base salary increases during Fiscal 2020.

Fiscal 2020 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, the achievement of which is based upon the Company meeting pre-established performance goals. The Compensation Committee believes that setting these goals focuses the executive team on key annual objectives.

Consistent with these objectives, the Compensation Committee considered the impact of the COVID-19 pandemic and related uncertainties on the Company’s operations and the retail industry in general and determined that certain adjustments to the Fiscal 2020 Annual Incentive Bonus design were necessary in order to continue to provide an appropriate incentive for performance as well as to motivate and focus the team. These adjustments include:

•	Bifurcating the performance goals based on achievement of qualitative performance goals (50%) and a quantitative performance goal of EBIT (50%); and

•	Evaluating achievement of EBIT based solely on performance during the second half of Fiscal 2020.

2021 Proxy Statement	|	61

COMPENSATION DISCUSSION AND ANALYSIS

    Qualitative Goals

Understanding the unique challenges and uncertainties faced during the year and the need to focus on innovative operational solutions and cash preservation as much as generating EBIT, the Compensation Committee chose to implement a blended annual incentive metric approach that included qualitative performance metrics.

During Fiscal 2020, management was focused on our “Pandemic Pillars,” which consisted of the three strategic business priorities described below and represented the goals for the qualitative portion of the Fiscal 2020 annual bonus program:

PROTECT OUR PEOPLE + BUSINESS

•   Protect AEO’s long-term interests in the face of global disruptions.

•   Implement best-in-class health and safety measures to care for our associates, customers and partners.

•   Manage critical relationships with landlords and vendors.

•   Prioritize inclusion and diversity efforts to ensure a strong and diverse organization.

PRESERVE CASH

•   Ensure AEO has ample cash to manage through 2020 and beyond.

•   Create a corporate culture that prioritizes cash returns on investments.

•   Invest wisely and align merchandise expense with adjusted sales plans.

•   Reduce short-term discretionary spend where possible and leverage learnings to make improvements in cost structure.

PREPARE FOR A NEW FUTURE

•   Fuel Aerie, strengthen AE, and seek opportunities to accelerate growth.

•   Lean into our digital channel, while optimizing the store business through technology and leading customer experience.

•   Leverage lease flexibility to evaluate future store needs.

•   Innovate supply chain capabilities to increase speed and flexibility, while ensuring adequate staffing levels and continued productivity.

    Quantitative Goals

As in prior years, EBIT was chosen as the quantitative financial measure for the annual bonus as it reflects both sales growth and expense management initiatives. The Compensation Committee also believes that the selection of EBIT as a performance measure directly links the Company’s long-term growth with stockholder value. For 2020, EBIT was measured during the third and fourth quarters of Fiscal 2020.

    Setting Target Bonus Opportunities

Early in the year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. For 2020, there were no increases to target bonus opportunities for any of the NEOs, with the exception of a target bonus increase for Ms. Foyle and Mr. Mathias consistent with their significant promotions during the year. Ms. Foyle’s target bonus increased from 130% to 140% of base salary and Mr. Mathias’s target bonus increased from 40% to 65% of base salary.

Target bonus award opportunities typically constitute over 18% of each NEO’s target total direct compensation for the year. During Fiscal 2020, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Target (as a Percentage of Base Salary)
CEO	175%
CFO	65%
Chief Creative Officer	140%
Global Brand President, AE	130%
COO	90%
Former CFO(1)	—

(1)	The Former CFO was ineligible for a Fiscal 2020 Annual Incentive Award.

62	|

COMPENSATION DISCUSSION AND ANALYSIS

    Setting of Fiscal 2020 Performance Goals

Based upon pre-established goals and achievement of the same, actual annual incentive bonus payments for Fiscal 2020 were calculable as follows, with straight-line interpolation between points for the quantitative EBIT goal:

Quantitative Bonus Opportunity

As discussed above, EBIT was chosen as the quantitative financial measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. The Compensation Committee established the following EBIT performance goals, with threshold, target, and stretch goals linked to payouts of 12.5%, 50%, and 100% of target bonus amounts, respectively. The goals were designed to be challenging in context of the need to preserve cash and generate EBIT. These goals also were set against the backdrop of the Company’s COVID-19 impacted EBIT loss of $202 million for the first and second quarters of Fiscal 2020 and the expectation that a quantitative incentive bonus would not be paid unless the Company produced profitable results for the second half of Fiscal 2020. Achievement of these EBIT levels required both sales and margin improvement from trends at the time the goals were set, as well as expense reduction.

Fiscal 2020 EBIT Performance Goals(1)(2)
Threshold	Target	Stretch

$10 million	$40 million	$100 million

(1)	Measured based on Company performance during the third and fourth quarters of Fiscal 2020.

(2)	Performance between levels interpolated.

Our EBIT performance for the third and fourth quarters of Fiscal 2020 of $214 million far exceeded our expectations and exceeded stretch-level goals.

Qualitative Bonus Opportunity

The Company tracked progress against its strategic pandemic pillars throughout Fiscal 2020, and management shared all of the specific business and operational achievements from fiscal 2020 with the Compensation Committee so that they could evaluate what level of payout was achieved. The Compensation Committee assessed the nature of the initiatives, the speed with which they were realized, the innovation applied and ultimately, the quality and business impact of each of the primary goals described below under “Fiscal 2020 Annual Incentive Payout” when making the determination that a stretch level of payout was earned. Mr. Schottenstein did not participate in any discussions relating to the achievement of goals relating to his performance or bonus payout.

2021 Proxy Statement	|	63

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2020 Annual Incentive Payout

Quantitative Half of Fiscal 2020 Annual Incentive Bonus

Back-half 2020 performance period (Aug 2020-Jan 2021)

64	|

COMPENSATION DISCUSSION AND ANALYSIS

Based on the above performance results, the NEOs received the below 2020 annual incentive payouts.

Executive Officer	2020 Target Annual Incentive Awards	2020 Actual Annual Incentive Award Payouts
CEO	$2,625,000	$5,250,000
CFO	$360,125	$720,250
Chief Creative Officer	$1,303,885	$2,607,769
Global Brand President, AE	$1,222,000	$2,444,000
COO	$751,500	$1,503,000
Former CFO (1)	—	—

(1)	The Former CFO was ineligible for a Fiscal 2020 Annual Incentive Award.

Recognition Bonuses

The Compensation Committee approved recognition bonuses to the NEOs in Fiscal 2020 to acknowledge their significant and extraordinary contributions to stabilize the business, quickly produce innovative solutions to complicated business challenges, and lead their teams through unprecedented times. The payments were also made with consideration for the incredibly competitive retail landscape that existed in 2020 from both our traditional peer frame and also companies from an expanded group of competitors in the essential retail space. The Compensation Committee believes that each NEO has a key role in the achievement of our short and long-term business objectives, and it determined that these grants were necessary to retain their continued service. Our impressive results in 2020 were driven by our talented teams, whose retention is critical for our success. These grants also were designed to reward the superior performance described above during Fiscal 2020. For the amounts payable to the NEOs during Fiscal 2020, please refer to the “Bonus” column in the Summary Compensation Table on page 73.

Fiscal 2020 Promotions

During Fiscal 2020, Ms. Foyle was promoted to Chief Creative Officer, AEO, and Global Brand President, Aerie, and Mr. Mathias was promoted to EVP-Chief Financial Officer. In connection with her promotion, Ms. Foyle received a 12% increase to her base salary to recognize her significantly expanded scope and also received an RSU grant valued at $1,000,000 in connection with her elevation to her current position. Mr. Mathias received a 66% base salary increase as part of his promotion to his current role, which includes significantly expanded responsibilities, and his base salary now approximates the 25th percentile of the peer group. Mr. Mathias’s equity awards were granted partially in the first fiscal quarter of the year prior to his promotion. The balance of his equity awards were granted in the second fiscal quarter based upon his new role.

Fiscal 2020 Long-Term Incentive Awards

    Overview and Mix of Awards

We utilize a combination of at-risk and time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally constitute the majority of a NEO’s target total direct compensation. Historically, we have awarded a combination of PSUs (50%), RSUs (25%), and stock options (25%) to our NEOs.

In Fiscal 2020, the Compensation Committee modified the equity blend of our long-term incentive awards, as follows:

•	Stock options still represented 25% of total long-term equity awards;

•	PSUs represented 33% (at target) of total long-term equity awards; and

•

RSUs represented 42% of total long-term equity awards. The Compensation Committee determined to increase the portion of RSU awards for Fiscal 2020 in recognition of (i) the significant uncertainty surrounding the Company’s business and industry at the time of grant and (ii) the retentive nature of these awards. Sixty percent of RSUs were delivered in March 2020 in an award with a three-year ratable vesting schedule and 40% of RSUs were delivered in June 2020 in an award that cliff-vests in March 2023, subject in each case to continued employment.

In connection with Mr. Mathias’s transition and promotion during the year, his equity distribution for Fiscal 2020 differed slightly from that of the other NEOs, and was composed of 15% stock options, 33% PSUs, and 52% RSUs.

2021 Proxy Statement	|	65

COMPENSATION DISCUSSION AND ANALYSIS

This mix is representative for all NEO’s other than Mr. Mathias.

    Fiscal 2020 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2020 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, overall compensation position relative to peers, and lack of a target annual cash compensation increase in 2017 through 2020. The following table summarizes Fiscal 2020 long-term incentive award grants.

Executive Officer	2020 Target Long-Term Incentive: PSU Awards	2020 Long-Term Incentive: RSU Awards (March 2023 Cliff Vest)	2020 Long-Term Incentive: RSU Awards (Three year Ratable Vesting)	2020 Long-Term Incentive: Stock Option Awards	2020 Target Total Long-Term Incentive Award
CEO	$2,125,000	$1,062,500	$1,593,750	$1,593,750	$6,375,000
CFO	$333,333	$166,667	$350,000	$150,000	$1,000,000
Chief Creative Officer	$1,016,667	$508,333	$1,762,500	$762,500	$4,050,000
Global Brand President, AE	$1,016,667	$508,333	$762,500	$762,500	$3,050,000
COO	$833,333	$416,667	$625,000	$625,000	$2,500,000
Former CFO (1)	—	—	—	—	—

(1)	All equity awards for our Former CFO were forfeited upon his separation from service.

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between executive pay and Company performance and further aligns our executives’ interests with those of our stockholders. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. For Fiscal 2020, the Compensation Committee selected relative TSR, measured against the S&P 1500 Specialty Retail Index, over a three-year performance period as the performance metric for PSUs. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and provides for an additional diversity of metrics among the annual incentive bonus and long-term incentive awards.

66	|

COMPENSATION DISCUSSION AND ANALYSIS

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the peer group, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award pay-outs will be determined through interpolation. If the Company’s absolute TSR is negative over the three year period, vesting is capped at target (100%), regardless of performance relative to the peer index.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. In March 2020, 60% of RSUs were delivered in an award with a three-year ratable vesting schedule and, in June 2020, 40% of RSUs were delivered with awards that cliff-vest in March 2023, subject in each case to continued employment.

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Stock options represent approximately 25% of the value of an NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

2021 Proxy Statement	|	67

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2018 PSU Payouts

In Fiscal 2018, the Compensation Committee granted Messrs. Schottenstein, Mathias, Kessler, and Rempell and Ms. Foyle PSUs that cliff-vested at the end of a three-year performance period ending January 30, 2021. Payout of the Fiscal 2018 PSUs was subject to the achievement of Earnings Before Taxes (EBT) Growth. The chart and detail set forth below represent the applicable performance goals, realized performance and resulting payout amounts for the Fiscal 2018 PSUs. The Compensation Committee did not adjust this target or the Company’s achievement of the same, including as a result of the impact of the COVID-19 pandemic on the Company’s business.

Based upon the performance achieved as shown in the above chart, Messrs. Schottenstein, Mathias, Kessler, and Rempell and Ms. Foyle received the following payouts with respect to their Fiscal 2018 PSU awards, which represented 50% of target vesting:

NEO	Target 2018 PSU Award (# of Shares)	2018 PSU Payout (# of Shares)(1)
CEO	137,117	70,031
CFO	4,861	2,585
Chief Creative Officer	63,776	33,968
Global Brand President, AE	63,776	33,968
COO	38,265	20,381
Former CFO (2)	—	—

(1)	PSU Payout (# of Shares) includes accrued dividends.
(2)	All equity awards for our Former CFO were forfeited upon his separation from service.

68	|

COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to our incentive plans, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to (a) acts in competition with the Company, (b) disclosure of confidential or proprietary information, (c) failure to cooperate with the Company in regard to a legal suit, or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay to the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date that is one year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We also provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity.

Perquisites historically have consisted of a security benefit to Mr. Schottenstein. In the past, NEOs have also made limited use of Company-owned or chartered airplanes for personal trips. In light of the COVID-19 pandemic and travel concerns, there was limited personal aircraft use during Fiscal 2020. We believe that the perquisites we provide our NEOs are consistent with market practices and are reasonable and consistent with our compensation objectives.

Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.

Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

Management Stock Ownership Requirements

Management have stock ownership requirements to establish a commonality of interest between the teams and stockholders. Eligible members of Management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Executives not meeting their requirement must retain 50% of their after tax shares acquired through stock sales until the requirement is reached. The CEO and NEOs are in compliance with their requirements. Additional information regarding stock ownership requirements can be found on page 84.

2021 Proxy Statement	|	69

COMPENSATION DISCUSSION AND ANALYSIS

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Ms. Foyle is eligible to receive post-employment payments. Generally, if Ms. Foyle’s employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for Ms. Foyle’s execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle’s will be entitled to a severance payment.

Additionally, in the event of termination of employment, Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”) may be eligible to receive a pro-rata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Messrs. Schottenstein, and Mathias. and 24 months for Messrs. Kessler and Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards.

Mr. Madore was also eligible for post-employment payments upon his departure from the Company, which are described in detail on page 81.

70	|

COMPENSATION DISCUSSION AND ANALYSIS

Tax Matters

Section 162(m) of the Code (“Section 162(m)”) generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

2021 Proxy Statement	|	71

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our named executives’ compensation for Fiscal 2020 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Thomas R. Ketteler

Janice E. Page

David M. Sable

Noel J. Spiegel

72	|

COMPENSATION TABLES AND RELATED INFORMATION

General

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President – Chief Financial Officer;
3) Ms. Foyle, our Chief Creative Officer, AEO Inc. and Global Brand President, Aerie;
4) Mr. Kessler, our Global Brand President – AE;
5) Mr. Rempell, our Chief Operations Officer; and
6) Mr. Madore, our Former Executive Vice President – Chief Financial Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total
Jay L. Schottenstein Chief Executive Officer	2020	$1,500,000	1,500,000	$4,781,254	$1,593,750	5,250,000	$ 159,284	$14,784,288
	2019	$1,500,000	—	$4,781,249	$1,593,751	—	$ 211,131	$8,086,131
	2018	$1,500,000	—	$4,031,248	$1,343,749	$3,150,000	$ 186,183	$10,211,180
Michael A. Mathias Chief Financial Officer	2020	$554,038	$250,000	$849,991	$150,002	$720,250	$ 10,639	$2,534,920
Jennifer M. Foyle Chief Creative Officer, AEO Inc. and Global Brand President, Aerie	2020	$931,346	750,000	$3,287,498	$762,500	2,607,769	$ 10,240	$8,349,353
	2019	$895,000	—	$2,287,488	$762,502	—	$ 10,067	$3,955,057
	2018	$850,000	$222,824	$3,875,012	$624,999	$1,294,517	$ 10,152	$6,877,504
Charles F. Kessler Global Brand President, AE	2020	$940,000	200,000	$2,287,499	$762,500	2,444,000	$ 145,635	$6,779,634
	2019	$940,000	—	$2,287,488	$762,502	—	$ 25,410	$4,015,400
	2018	$900,000	$244,490	$3,875,012	$624,999	$1,383,168	$ 32,470	$7,060,139
Michael R. Rempell Chief Operations Officer	2020	$835,000	450,000	$1,875,006	$624,998	1,503,000	$ 9,938	$5,297,942
	2019	$835,000	—	$1,590,011	$530,000	—	$ 10,038	$2,965,049
	2018	$800,000	$152,145	$3,124,982	$374,999	$845,100	$ 10,123	$5,307,349
Robert L. Madore Former Chief Financial Officer	2020	$630,000	—	$—	$—	—	$1,011,813	$1,641,813
	2019	$910,000	—	$918,741	$306,251	—	$ 10,207	$2,145,199
	2018	$875,000	$166,175	$2,749,976	$250,001	$937,731	$ 10,167	$4,989,050

(1)	2020 refers to the 52-week period ended January 30, 2021.

(2)	Both Mr. Mathias and Ms. Foyle were promoted in 2020. This amount represents total base salary earned for the year.

(3)	For 2020, these amounts represent cash recognition bonuses awarded to the NEOs.

2021 Proxy Statement	|	73

COMPENSATION TABLES AND RELATED INFORMATION

(4)

Amounts in this column for Fiscal 2020 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2020 Annual Report on Form 10-K. Amounts shown in this column for Fiscal 2020 include the following, with the values of the PSU awards shown at target:

	2020 RSU Awards (a)	2020 PSU Awards (At Target) (a)
Jay L. Schottenstein	$2,656,253	$2,125,001
Michael A. Mathias	$516,663	$333,328
Jennifer M. Foyle	$2,270,827	$1,016,671
Charles F. Kessler	$1,270,828	$1,016,671
Michael R. Rempell	$1,041,670	$833,336
Robert L. Madore	$—	$—

(a)

Represents Fiscal 2020 long-term incentive awards granted to the NEOs in March 2020 (with respect to RSUs) and June 2020 (with respect to PSUs and RSUs). The maximum value of the PSU awards granted in June 2020 is $3,187,501 for Mr. Schottenstein, $499,992 for Mr. Mathias, $1,525,006 each for Mr. Kessler and Ms. Foyle, and $1,250,003 for Mr. Rempell.

(5)

The value of the time-based stock option awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2020 Annual Report on Form 10-K.

(6)	For Fiscal 2020, non-equity incentive plan compensation represents the annual incentive bonus paid to each NEO.

(7)	For Fiscal 2020:

(a)

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit.

(b)	For Mr. Mathias, the amount consists of $10,639 in employer contributions to the 401(k) plan.

(c)	For Ms. Foyle, the amount consists of $10,240 in employer contributions to the 401(k) plan.

(c)

For Mr. Kessler, the amount consists of $9,938 in employer contributions to the 401(k) plan and $134,697 for personal use of the Company aircraft and/or chartered jet expenses. Incremental cost of use of our aircraft is calculated pursuant to a formula that takes into account costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous costs.

(d)	For Mr. Rempell, the amount consists of $9,938 in employer contributions to the 401(k) plan.

(e)

For Mr. Madore, the amount consists of $910,000 in paid and accrued severance, $73,500 in earned paid time-off balance payout, $21,000 in paid and accrued COBRA reimbursement and $7,312 in employer contributions to the 401(k) plan.

74	|

COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards – Fiscal 2020
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$656,250	$2,625,000	$5,250,000	—	—	—	—	—	—	—
	(2)	6/4/2020	—	—	—	66,282	132,564	198,846	—	—	—	$2,125,001
	(3)	3/26/2020	—	—	—	—	—	—	184,890	—	—	$1,593,752
	(4)	6/4/2020	—	—	—	—	—	—	86,172	—	—	$1,062,501
	(5)	3/26/2020	—	—	—	—	—	—	—	347,142	$8.62	$637,500
	(6)	6/4/2020	—	—	—	—	—	—	—	258,000	$12.33	$956,250
Michael A. Mathias	(1)	—	$90,031	$360,125	$720,249.40	—	—	—	—	—	—	—
	(2)	6/4/2020	—	—	—	10,397	20,794	31,191	—	—	—	$333,328
	(3)	3/26/2020	—	—	—	—	—	—	40,603	—	—	$349,998
	(4)	6/4/2020	—	—	—	—	—	—	13,517	—	—	$166,665
	(6)	6/4/2020	—	—	—	—	—	—	—	40,471	$12.33	$150,002
Jennifer M. Foyle	(1)	—	$325,971	$1,303,884	$2,607,768.80	—	—	—	—	—	—	—
	(2)	6/4/2020	—	—	—	31,712	63,423	95,135	—	—	—	$1,016,671
	(3)	3/26/2020	—	—	—	—	—	—	88,457	—	—	$762,499
	(4)	6/4/2020	—	—	—	—	—	—	41,227	—	—	$508,329
	(7)	10/8/2020	—	—	—	—	—	—	64,683	—	—	$999,999
	(5)	3/26/2020	—	—	—	—	—	—	—	166,084	$8.62	$305,001
	(6)	6/4/2020	—	—	—	—	—	—	—	123,435	$12.33	$457,499
Charles F. Kessler	(1)	—	$305,500	$1,222,000	$2,444,000	—	—	—	—	—	—	—
	(2)	6/4/2020	—	—	—	31,712	63,423	95,135	—	—	—	$1,016,671
	(3)	3/26/2020	—	—	—	—	—	—	88,457	—	—	$762,499
	(4)	6/4/2020	—	—	—	—	—	—	41,227	—	—	$508,329
	(5)	3/26/2020	—	—	—	—	—	—	—	166,084	$8.62	$305,001
	(6)	6/4/2020	—	—	—	—	—	—	—	123,435	$12.33	$457,499
Michael R. Rempell	(1)	—	$187,875	$751,500	$1,503,000	—	—	—	—	—	—	—
	(2)	6/4/2020	—	—	—	25,993	51,986	77,979	—	—	—	$833,336
	(3)	3/26/2020	—	—	—	—	—	—	72,506	—	—	$625,002
	(4)	6/4/2020	—	—	—	—	—	—	33,793	—	—	$416,668
	(5)	3/26/2020	—	—	—	—	—	—	—	136,134	$8.62	$250,000
	(6)	6/4/2020	—	—	—	—	—	—	—	101,176	$12.33	$374,998

(1)	Amount represents the Fiscal 2020 annual incentive cash bonus established under our 2020 Plan.

(2)	Amount represents a grant of PSUs under our 2020 Plan with vesting based on achievement of RTSR performance goals.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2017 Plan.

(4)	Amount represents a grant of time-based RSU with a three-year cliff vesting under our 2020 Plan.

(5)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2017 Plan.

(6)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2020 Plan.

(7)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2020 Plan.

(8)	Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types.

2021 Proxy Statement	|	75

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2020 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(4)	227,937	—	—	$14.59	3/8/24	—	—	—	—
	(5)	—	—	—	—	—	146,062	$3,314,135	—	—
	(6)	157,017	78,509	—	$19.60	3/14/25	—	—	—	—
	(8)	—	—	—	—	—	19,614	$445,042	—	—
	(11)	—	—	—	—	—	—	—	154,653	$3,509,080
	(12)	88,906	177,813	—	$21.41	3/26/26	—	—	—	—
	(13)	—	—	—	—	—	62,414	$1,416,167	—	—
	(14)	—	—	—	—	—	186,154	$4,223,838	—	—
	(15)	—	347,142	—	$8.62	3/26/27	—	—	—	—
	(16)	—	—	—	—	—	—	—	38,260	$868,120
	(17)	—	—	—	—	—	86,761	$1,968,611	—	—
	(18)	—	258,000	—	$12.33	6/4/27	—	—	—	—
Michael A. Mathias	(5)	—	—	—	—	—	4,077	$92,499	—	—
	(7)	—	—	—	—	—	1,094	$24,831	—	—
	(8)	—	—	—	—	—	1,460	$33,136	—	—
	(11)	—	—	—	—	—	—	—	4,852	$110,095
	(13)	—	—	—	—	—	3,917	$88,867	—	—
	(14)	—	—	—	—	—	40,881	$927,581	—	—
	(16)	—	—	—	—	—	—	—	20,936	$475,042
	(17)	—	—	—	—	—	13,609	$308,798	—	—
	(18)	—	40,471	—	$12.33	3/26/27	—	—	—	—
Jennifer M. Foyle	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(4)	54,271	—	—	$14.59	3/8/24	—	—	—	—
	(5)	—	—	—	—	—	67,936	$1,541,474	—	—
	(6)	36,516	36,516	—	$19.60	3/14/25	—	—	—	—
	(8)	—	—	—	—	—	9,124	$207,015	—	—
	(9)	—	—	—	—	—	—	—	38,260	$868,120
	(10)	—	—	—	—	—	40,451	$917,843	—	—
	(11)	—	—	—	—	—	—	—	73,991	$1,678,845
	(12)	42,535	85,072	—	$21.41	3/26/26	—	—	—	—
	(13)	—	—	—	—	—	29,861	$677,547	—	—
	(14)	—	—	—	—	—	89,062	$2,020,813	—	—
	(15)	—	166,084	—	$8.62	3/26/27	—	—	—	—
	(16)	—	—	—	—	—	—	—	63,857	$1,448,907
	(17)	—	—	—	—	—	41,509	$941,837	—	—
	(18)	—	123,435	—	$12.33	6/4/27	—	—	—	—
	(19)	—	—	—	—	—	65,125	$1,477,692	—	—
Charles F. Kessler	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(5)	—	—	—	—	—	67,936	$1,541,474	—	—
	(6)	73,031	36,516	—	$19.60	3/14/25	—	—	—	—
	(8)	—	—	—	—	—	9,124	$207,015	—	—
	(9)	—	—	—	—	—	—	—	38,260	$868,120
	(10)	—	—	—	—	—	40,451	$917,843	—	—
	(11)	—	—	—	—	—	—	—	73,991	$1,678,845
	(12)	42,535	85,072	—	$21.41	3/26/26	—	—	—	—
	(13)	—	—	—	—	—	29,861	$677,547	—	—
	(14)	—	—	—	—	—	89,062	$2,020,813	—	—
	(15)	—	166,084	—	$8.62	3/26/27	—	—	—	—
	(16)	—	—	—	—	—	—	—	63,857	$1,448,907
	(17)	—	—	—	—	—	41,509	$941,837	—	—
	(18)	—	123,435	—	$12.33	6/4/27	—	—	—	—
Michael R. Rempell	(3)	138,675	—	—	$15.89	6/2/23	—	—	—	—
	(4)	65,125	—	—	$14.59	3/8/24	—	—	—	—
	(5)	—	—	—	—	—	40,761	$924,870	—	—
	(6)	43,818	21,910	—	$19.60	3/14/25	—	—	—	—
	(8)	—	—	—	—	—	5,474	$124,209	—	—
	(9)	—	—	—	—	—	—	—	38,260	$868,120
	(10)	—	—	—	—	—	40,451	$917,843	—	—
	(11)	—	—	—	—	—	—	—	51,430	$1,166,951
	(12)	29,565	59,132	—	$21.41	3/26/26	—	—	—	—
	(13)	—	—	—	—	—	20,757	$470,971	—	—
	(14)	—	—	—	—	—	73,002	$1,656,410	—	—
	(15)	—	136,134	—	$8.62	3/26/27	—	—	—	—
	(16)	—	—	—	—	—	—	—	133,470	$3,028,443
	(17)	—	—	—	—	—	34,024	$772,006	—	—
	(18)	—	101,176	—	$12.33	6/4/27	—	—	—	—

76	|

COMPENSATION TABLES AND RELATED INFORMATION

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 29, 2021 ($22.69), the last trading day of Fiscal 2020, by the number of shares underlying the award.

(2)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(3)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(4)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(5)

Amount represents a grant on March 14, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2020. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 2, 2021, the Compensation Committee certified a payout of 50% of target.

(6)	Amount represents an award of time-based stock options granted under our 2017 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(7)

Amount represents a grant on June 6, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2020. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 2, 2021, the Compensation Committee certified a payout of 50% of target.

(8)

Amount represents a grant on June 6, 2018 of time-based RSUs under our 2017 Plan with a three-year vesting period. On June 6, 2020, the second third of the RSUs plus respective dividends vested. The remaining one-third will vest in accordance with its terms on the third anniversary of the grant date.

(9)

Amount represents a grant on August 6, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on AEOs TSR relative to the average TSR of the members of the S&P 1500 Specialty Retail (Industry) Index by July 1, 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 75% of the shares at threshold performance, to 100% of the shares at target performance and 125% of the shares at the maximum goal achievement.

(10)

Amount represents a grant on August 6, 2018 of time-based RSUs under our 2017 Plan with a three-year cliff vesting. The RSUs plus respective dividends will vest in accordance with its terms on the third anniversary of the grant date.

(11)

Amount represents a grant on March 26, 2019 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(12)	Amount represents an award of time-based stock options granted under our 2017 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(13)

Amount represents a grant on June 6, 2019 of time-based RSUs under our 2017 Plan with a three-year vesting period. One June 6, 2020, the first third of the RSUs plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversary of the grant date.

(14)

Amount represents a grant on March 26, 2020 of time-based RSUs under our 2017 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with its terms on the first, second and third anniversaries of the grant date.

(15)	Amount represents an award of time-based stock options granted under our 2017 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(16)

Amount represents a grant on June 4, 2020 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(17)

Amount represents a grant on June 4, 2020 of time-based RSUs under our 2020 Plan with a three-year cliff vesting. The RSUs plus respective dividends will vest in accordance with their terms on March 1, 2023.

(18)	Amount represents an award of time-based stock options granted under our 2020 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(19)

Amount represents a grant on October 8, 2020 of time-based RSUs under our 2020 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with their terms on the first, second and third anniversaries of the grant date.

2021 Proxy Statement	|	77

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in 2020.

Option Exercises and Stock Vested – Fiscal 2020
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	133,825	$1,751,657
Michael A. Mathias	—	—	3,275	$44,041
Jennifer M. Foyle	—	—	83,844	$1,093,287
Charles F. Kessler	108,542	$588,775	83,844	$1,093,287
Michael R. Rempell			39,528	$517,647
Robert L. Madore	84,568	$162,891	29,915	$390,652

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. For Mr. Kessler, the amount represents stock option exercises from 2017 awards. For Mr. Madore, the amount represents stock option exercises from 2017 and 2018 awards.

(2)

Amounts represent the number of shares and related value for Stock Awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in 2017, 2018, and 2019, as well as PSU awards granted in 2017.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In 2020, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 29, 2021, the last business day of Fiscal 2020, and a closing stock price per share of $22.69 on that date.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of January 29, 2021 (which are set forth in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

78	|

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$5,250,000	—	$5,250,000	—	—
Stock Option Vesting (2)	$8,027,361	$8,027,361	$8,027,361	—	$8,027,361
RSU Vesting (3)	$2,420,161	$2,420,161	$2,420,161	—	$8,053,659
PSU Vesting (4)	$8,194,591	$8,194,591	$8,194,591	—	$8,194,591
Total	$23,892,113	$18,642,113	$23,892,113	—	$24,275,611

(1)

In the event of a termination following a death or disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a Voluntary Retirement or Termination without Cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(3)	Amount reflects a prorated RSU vesting for death or Disability, Voluntary Retirement or Termination without Cause and a full vesting in the event of a double-trigger Change in Control.

(4)

Amount based upon 50% vesting of the 2018 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit.

(5)	Although Mr. Schottenstein does not have a change in control agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2017 Plan and 2020 Plan.

Michael A. Mathias

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$600,000	—	$1,485,000
Bonus (2)	$720,250	—	$720,250	—	$360,125
Stock Option Vesting (3)	$419,280	—	—	—	$419,280
RSU Vesting (4)	$387,296	—	—	—	$927,581
PSU Vesting (5)	$643,802	—	—	—	$643,802
Health-Care Coverage (6)	—	—	$20,918	—	$20,918
Total	$2,170,628	—	$1,341,168	—	$3,856,706

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2018, June 6, 2019, March 26, 2020 and June 4, 2020 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2018 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, awards will forfeit.

2021 Proxy Statement	|	79

COMPENSATION TABLES AND RELATED INFORMATION

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$1,000,000	—	$3,600,000
Bonus (2)	$2,607,769	—	$2,607,769	—	$1,303,884
Stock Option Vesting (3)	$3,837,315	—	—	—	$3,837,315
RSU Vesting (4)	$2,068,966	—	—	—	$6,242,747
PSU Vesting (5)	$4,766,609	$2,095,172	$2,095,172	—	$4,766,609
Health-Care Coverage (6)	—	—	$20,918	—	$20,918
Total	$13,280,660	$2,095,172	$5,723,859	—	$19,771,473

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2018 , August 6, 2018, June 6, 2019, March 26, 2020, June 4, 2020 and October 8, 2020 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2018 PSUs, reflecting the extent that the performance goals were met, and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$940,000	—	$3,243,000
Bonus (2)	$2,444,000	—	$2,444,000	—	$1,222,000
Stock Option Vesting (3)	$3,837,315	—	—	—	$3,837,315
RSU Vesting (4)	$1,915,128	—	—	—	$4,765,055
PSU Vesting (5)	$4,766,609	$2,095,172	$2,095,172	—	$4,766,609
Health-Care Coverage (6)	—	—	$20,918	—	$20,918
Total	$12,963,053	$2,095,172	$5,500,090	—	$17,854,897

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Kessler’s annual incentive bonus at target.

80	|

COMPENSATION TABLES AND RELATED INFORMATION

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2018 , August 6, 2018, June 6, 2019, March 26, 2020 and June 4, 2020 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2018 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$835,000	—	$2,379,750
Bonus (2)	$1,503,000	—	$1,503,000	—	$751,500
Stock Option Vesting (3)	$3,106,980	—	—	—	$3,106,980
RSU Vesting (4)	$1,633,748	—	—	—	$3,941,439
PSU Vesting (5)	$3,685,134	$1,425,431	$1,425,431	—	$3,685,134
Health-Care Coverage (6)	—	—	$20,918	—	$20,918
Total	$9,928,862	$1,425,431	$3,784,349	—	$13,885,721

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Rempell’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2018, August 6, 2018, June 6, 2019, March 26, 2020 and June 4, 2020 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2018 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Robert L. Madore

Mr. Madore separated from the Company effective September 29, 2020 (the “Separation Date”). Pursuant to the terms of Mr. Madore’s offer letter dated September 21, 2016, the Company provided him with severance payments and benefits of 12 months’ base salary, or $910,000, paid in bi-weekly installments, and reimbursement of COBRA premiums for a period of up to 12 months following his departure, in exchange for a customary release of claims against the Company. Mr. Madore agreed to confidentiality and protection of intellectual property covenants and, for one year following his departure from the Company, not to solicit the Company’s employees or provide services to a competitor of the Company. All unvested equity forfeited as of the Separation Date, and Mr. Madore had 90 days from his separation to exercise outstanding vested stock options.

2021 Proxy Statement	|	81

COMPENSATION TABLES AND RELATED INFORMATION

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multi-national apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also create a work environment that allows flexibility to ensure that our teams can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee. In Fiscal 2020, we identified a new median employee as we had used the same employee or a similarly situated employee based on our initial 2017 statistical sample for Fiscal years 2017, 2018 and 2019. Additionally, SEC rules allow us to select methodologies, employ certain exemptions, and make adjustments or assumptions for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies and procedures. Below is a brief explanation of the methodologies, exemptions and adjustments we used for calculating our Fiscal 2020 median employee:

•

We excluded employees who were active in our payroll system on January 29, 2021, the determination date (which is within the last three months of our last completed fiscal year) but did not earn any wages from AEO in Fiscal 2020. On January 29, 2021, our global employee population was approximately 36,000 but only 35,454 of those employees earned wages in the fiscal year. Given our number of part-time and seasonal employees, we believe this methodology was reasonable for purposes of identifying the median employee.

•

For the compensation measure, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2020.

•

Additionally, for the compensation measure, we annualized the compensation of permanent employees employed with us on January 29, 2021 but who worked for less than the full fiscal year. For our permanent employees, we also accounted for any time that our stores were closed due to local COVID-19 restrictions by making adjustments to Fiscal 2020 compensation to account for the period of closure when permanent employees were furloughed by the Company.

•

As allowed by SEC regulations, we excluded all of our non-U.S. employees in Mexico, Hong Kong and China who make up less than 5% of our total employee population. All of our Canadian employees were included in the analysis as they make up more than 5% of our total employee population.

We then identified our 2020 median associate from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation. Based on the methodologies, adjustments and exclusions described above, the median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of less than 15 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2020 Summary Compensation Table.

The estimated values are as follows for Fiscal 2020:

•	Mr. Schottenstein’s annual total compensation: $14,784,288.

•	Our median employee’s annual total compensation: $6,536.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 2,262:1.

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

82	|

OWNERSHIP OF OUR SHARES

The following table shows, as of April 1, 2021, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total		Percent(3)
5% Beneficial Owners
FMR LLC (4)	24,958,328	—	24,958,328		14.9%
BlackRock, Inc.(5)	16,402,031	—	16,402,031		9.8%
The Vanguard Group(6)	13,386,409	—	13,386,409		8.0%
Jay L. Schottenstein(7)	10,957,960	756,990	11,714,950		7.0%
Cooke & Bieler LP(8)	10,759,643	—	10,759,643		6.4%
Melvin Capital Management LP (9)	9,000,000	—	9,000,000		5.4%
Directors and Executive Officers(10)
Sujatha Chandrasekaran	30,580	—	30,580	*
Steven A. Davis	—	5,708	5,708	*
Jennifer M. Foyle	102,956	408,136	511,092	*
Deborah A. Henretta	—	24,744	24,744	*
Charles F. Kessler	98,568	249,980	348,548	*
Thomas R. Ketteler	9,014	66,131	75,145	*
Robert L. Madore (11)	TBD	TBD	TBD	*
Michael A. Mathias	15,144	—	15,144	*
Cary D. McMillan	—	133,458	133,458	*
Janice E. Page	69,083	3,215	72,298	*
Michael R. Rempell	183,663	308,913	492,576	*
David M. Sable	29,171	41,369	70,540	*
Noel J. Spiegel	10,000	105,067	115,067	*
All current directors and current executive officers as a group (16 persons in group)	11,550,406	2,278,556	13,828,962		8.2%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2021 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 167,214,693 shares outstanding at April 1, 2021 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2021, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on February 10, 2021, FMR LLC reported beneficial ownership and sole dispositive power of an aggregate amount of 24,958,328 shares. FMR LLC has sole voting power with respect to 1,340,704 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

In a Schedule 13G/A filed with the SEC on February 5, 2021, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 16,694,487 shares. BlackRock, Inc. has sole voting power with respect to 16,402,031 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

2021 Proxy Statement	|	83

OWNERSHIP OF OUR SHARES

(6)

In a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group reported beneficial ownership of an aggregate amount of 13,386,409 shares. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 154,494 shares, sole dispositive power with respect to 13,106,859 shares, and shared dispositive power with respect to 279,550 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

For Mr. Schottenstein, the 11,914,950 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 1,258,251 shares; (2) shared power to vote and dispose for trusts that own 3,593,903 shares; (3) sole power to vote 756,990 shares for options exercisable within 60 days of April 1, 2021; (4) 2,971,202 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 2,611,235 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of SEI, Inc., its sole member; and (6) sole power to vote 517,069 shares held by family members pursuant to the terms of a share exchange agreement that are included under his name in the table. Excluded from the table are an aggregate of 4,835,370 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 16,750,320 shares or 10% of the Company’s common stock as of April 1, 2021.

(8)

In a Schedule 13G filed with the SEC on February 16, 2021, Cooke & Bieler LP reported beneficial ownership and shared dispositive power of an aggregate amount of 10,759,643 shares. Cooke & Bieler LP has sole voting power with respect to 0 shares, shared voting power with respect to 8,805,053 shares, and sole dispositive power with respect to 0 shares. The address for Cooke & Bieler LP is 2001 Market Street, Suite 4000, Philadelphia, PA 19103.

(9)

In a Schedule 13G/A filed with the SEC on February 16, 2021, Melvin Capital Management LP reported beneficial ownership, shared voting power and shared dispositive power of an aggregate amount of 9,000,000 shares. Melvin Capital Management LP has sole voting power and sole dispositive power with respect to 0 shares. The address for Melvin Capital Management LP is 535 Madison Avenue, 22nd Floor, New York, NY 10022.

(10)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

(11)

Mr. Madore, former Chief Financial Officer, ceased serving as an executive officer effective April 20,2020. Shares of common stock were calculated based on the Company’s stock records as of April 20, 2020. No further ownership information was available to the Company after Mr. Madore ceased to be a Section 16 reporting person.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the end of Fiscal 2020, each director owned shares in excess of the applicable guideline or was within the five year ramp-up period.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. The CEO and NEOs are in compliance with their requirement.

84	|

OWNERSHIP OF OUR SHARES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of the Section 16(a) forms received by us, we believe that during Fiscal 2020, all reporting persons complied with the applicable filing requirements with the exception of Jennifer M. Foyle inadvertently filing one late Form 4 reporting one transaction. All reports in Fiscal 2021 have been filed on a timely basis as of April 14, 2021.

2021 Proxy Statement	|	85

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 7, 2021, the record date for the 2021 Annual Meeting, are entitled to vote at the 2021 Annual Meeting. As of the record date, there were 167,214,693 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class II director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2020 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 21, 2021, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

We encourage stockholders to vote before the 2021 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form (“VIF”) along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the 2021 Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting on-line.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2021 Annual Meeting and voting on-line.

86	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2021 Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 167,214,693 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, or the non-binding, advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. We urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders. The following discussion outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2021 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder proposal apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions and Broker Non-Votes
Item 1 – Election of Class II Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None
Item 2 – Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2021	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote	Abstentions are treated as votes “against.” Brokers have discretion to vote on this item.
Item 3 – Advisory Approval of Named Executive Officer Compensation for Fiscal 2020	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote	Abstentions are treated as votes “against.” Broker non-votes have no effect.

How can I participate in the virtual Annual Meeting?

Due to concerns relating to COVID-19, the 2021 Annual Meeting will be virtual-only. You will be able to attend the virtual meeting by first registering at http://viewproxy.com/ae/2021/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For

2021 Proxy Statement	|	87

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/ae/2021/htype.asp. On the day of the annual meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

How can I request technical assistance during the Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 10:45 a.m. ET on June 3, 2021, (15 minutes prior to the start of the meeting is recommended) the day of the meeting, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone, or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

88	|

SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2022 Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 5, 2022 and no later than April 4, 2022, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•

To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2021 Annual Meeting, no earlier than March 5, 2022 and no later than April 4, 2022);

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act of 1934, as amended; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2022 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 22, 2021 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 22, 2021 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2022 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before March 5, 2022 or after April 4, 2022. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

2021 Proxy Statement	|	89

OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2020, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Senior Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

90	|

APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including free cash flow and consolidated adjusted operating income, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

ADJUSTED OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Q1		Q2		Q3		Q4
	2020	2019	2020	2019	2020	2019	2020	2019
Operating Income	$(358,240)	$47,846	$(12,237)	$81,922	$95,551	$103,102	$3,584	$476
Adjustment (1)	155,619	1,543	14,611	2,728	6,955	—	102,639	76,223
Adjusted Operating Income	$(202,621)	$49,389	$2,374	$84,650	$102,506	$103,102	$106,223	$76,699

(1) •	For Q1 2020, $155.6 million of pre-tax impairment and restructuring charges. For Q1 2019, $1.5 million of pre-tax corporate restructuring charges.

•	For Q2 2020, $14.6 million of COVID-19 related expenses and restructuring charges. For Q2 2019, $2.7 million of pre-tax corporate restructuring charges.

•	For Q3 2020, $7.0 million of COVID-19 related expenses and restructuring charges.

•	For Q4 2020, $102.6 million of pre-tax impairment charges & COVID-19 related expenses. For Q4 2019, $76.2 million pre-tax impairment and restructuring charges.

FREE CASH FLOW

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Q1		Q2		Q3		Q4
	2020	2019	2020	2019	2020	2019	2020	2019
Net Cash provided by operating activities from continuing operations	$(209,894)	$7,719	$173,475	$109,878	$26,025	$60,603	$212,892	$237,216
Capital Expenditures	(33,910)	(36,574)	(27,492)	(55,219)	(31,189)	(58,073)	(35,384)	(60,494)
Acquisition of Intangible Assets	(190)	(203)	(182)	(91)	(139)	(160)	(459)	(308)
	(34,100)	(36,777)	(27,674)	(55,310)	(31,328)	(58,233)	(35,843)	(60,802)
Free Cash Flow	$(243,994)	$(29,058)	$145,801	$54,568	$(5,303)	$2,370	$177,049	$176,414

2021 Proxy Statement	|	A-1

CORPORATE & STOCK INFORMATION Website INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM Stock Data SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL “AEO” Investor Inquiries IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM Transfer Agent COMPUTERSHARE TRUST COMPANY, N.A. PO BOX 43078 PROVIDENCE, RI 02940 1-877-581-5548 Independent Auditors ERNST & YOUNG LLP 2100 ONE PPG PLACE PITTSBURGH, PA 15222 Corporate Headquarters AMERICAN EAGLE OUTFITTERS, INC. 77 HOT METAL STREET PITTSBURGH, PA 15203 412-432-3300 BOARD OF DIRECTORS Jay L. Schottenstein EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER Sujatha Chandrasekaran DIRECTOR Steven A. Davis DIRECTOR Deborah A. Henretta DIRECTOR Thomas R. Ketteler DIRECTOR Cary D. McMillan DIRECTOR Janice E. Page DIRECTOR David M. Sable DIRECTOR Noel J. Spiegel DIRECTOR

AEO INC. PROXY REPORT 2021

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Stacy B. Siegal, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Thursday, June 3, 2021 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. In order to attend the meeting, you must register at http://viewproxy. com/ae/2021/htype.asp by 11:59 PM ET on May 31, 2021. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

•         PLEASE DETACH PROXY CARD HERE        •

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 3, 2021. The Proxy

Statement and our Fiscal 2020 Annual Report are available

at: http://viewproxy.com/ae/2021/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ProposalOne. Election of Directors.				FOR	AGAINST	ABSTAIN
01 Janice E. Page 02 David M. Sable 03 Noel J. Spiegel	FOR ☐ ☐ ☐	AGAINST ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐

2.  Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.

3.  Proposal Three. Hold an advisory vote on the compensation of our named executive officers.

				☐ ☐	☐ ☐	☐ ☐

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

Please sign and date this Proxy below and return in the enclosed envelope.

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	,	2021

(Signature)

(Signature of joint owner)

VIRTUAL CONTROL NUMBER

•         PLEASE DETACH PROXY CARD HERE        •

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone,

or when voting during the Virtual Annual Meeting

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/AEO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by

Phone: Call 1 (866) 804-

9616

Use any touch-tone telephone to

vote your proxy. Have your proxy

card available when you call.

Follow the voting instructions to

vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.